Filed pursuant to Rule 424(b)(3)
Registration No. 333-127891
UNITED DEVELOPMENT FUNDING III, L.P.
SUPPLEMENT NO. 8 DATED SEPTEMBER 4, 2008
TO THE PROSPECTUS DATED MAY 15, 2006
          This Supplement No. 8 supplements, and should be read in conjunction with, the prospectus dated May 15, 2006, Supplement No. 6 dated April 29, 2008 and Supplement No. 7 dated May 30, 2008. Supplement No. 6 superseded and replaced Supplement No. 1 dated January 5, 2007, Supplement No. 2 dated April 30, 2007, Supplement No. 3 dated June 11, 2007, Supplement No. 4 dated August 24, 2007, and Supplement No. 5 dated December 21, 2007. On August 14, 2008, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008. This Quarterly Report (excluding the exhibits thereto) is attached as Annex A to this Supplement No. 8. Unless otherwise defined in this Supplement No. 8, capitalized terms used have the same meanings as set forth in the prospectus.
          The purpose of this supplement is to describe the following:
(1)	the status of the offering of units in United Development Funding III, L.P.;

(2)	the reallocation of units between our primary offering and our distribution reinvestment plan;

(3)	the origination of loans to affiliated entities;

(4)	information with respect to United Mortgage Trust; and

(5)	updated disclosure regarding our real property loans and investments.
Status of the Offering
          We commenced the initial public offering of our units of limited partnership interest on May 15, 2006. As of August 25, 2008, we had accepted subscriptions and issued an aggregate of 11,589,386 units of limited partnership interest to limited partners, consisting of 11,332,710 units that have been issued to our limited partners in exchange for gross proceeds of approximately $226.6 million and another 256,676 units of limited partnership interest issued to limited partners in accordance with our distribution reinvestment plan in exchange for gross proceeds of $5.1 million.
          We will offer units until the earlier of May 15, 2009 or the date we sell all $325 million worth of units in our primary offering; provided, however, that our general partner may terminate this offering at any time. Our general partner also may elect to extend the offering period up to May 15, 2010 solely for the units reserved for issuance pursuant to our distribution reinvestment plan if all of those units are not sold prior to the termination date. This offering must be registered, or exempt from registration, in every state in which we offer or sell units. Generally, such registrations are effective for one year. Therefore, we may have to stop selling units in any state in which the registration is not renewed annually.
Outside Front Cover Page of the Prospectus
          The second full paragraph appearing on the outside front cover page of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
          We are offering and selling to the public a maximum of 16,250,000 units of limited partnership interest and a minimum of 50,000 units of limited partnership interest for $20 per unit. We are also offering up to 1,250,000 units of limited partnership interest to be issued pursuant to our distribution reinvestment plan for $20 per unit. We reserve the right to reallocate the units of limited partnership interest we are offering between the primary offering and our distribution reinvestment plan. The net proceeds of our offering will be invested in mortgage loans and other real estate assets. You must purchase at least 150 units for $3,000 if you are purchasing through an IRA or other qualified account. If you are not purchasing through a qualified account, you must purchase at least 250 units for $5,000.
          The table appearing on the outside front cover page of our prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
The Offering:

		Selling	Wholesaling and	Proceeds to United
	Price	Commissions and Due	Marketing Support	Development Funding III,
	to Public	Diligence Fees	Fees	L.P.
Primary Offering
Per Unit	$20.00	$1.50	$0.60	$17.90
Total Minimum	$1,000,000	$75,000	$30,000	$895,000
Total Maximum	$325,000,000	$24,375,000	$9,750,000	$290,875,000
Distribution Reinvestment Plan
Per Unit	$20.00	$0.20	$—	$19.80
Total Minimum	$—	$—	$—	$—
Total Maximum	$25,000,000	$250,000	$—	$24,750,000
          The third full paragraph appearing on the outside front cover page of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
          The units will be offered to investors on a best efforts basis. Selling commissions will be reduced to $0.20 per unit and no due diligence fees, wholesaling fees or marketing support fees will be paid for units sold pursuant to our distribution reinvestment plan. We expect that at least 85.44% of the gross offering proceeds raised will be available for our use in mortgage loans and other real estate assets. This offering will terminate upon the earlier of the sale of all $325 million worth of units in our primary offering or May 15, 2009 (unless extended with respect to the units offered under the distribution reinvestment plan); provided, however, that our general partner may terminate this offering at any earlier time.
Terms of the Offering
          The first paragraph of the “Prospectus Summary — Terms of the Offering” section beginning on page 4 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
          We are offering to the public up to 16,250,000 units of limited partnership interest at $20 per unit. We also are offering up to 1,250,000 units pursuant to our distribution reinvestment plan at $20 per unit. We reserve the right to reallocate the units of limited partnership interest we are offering between the primary offering and our distribution reinvestment plan. We will offer units until the earlier of May 15, 2009 or the date we sell all $250 million worth of units in our primary offering; provided, however, that our general partner may terminate this offering at any time. Our general partner also may elect to extend the offering period up to May 15, 2010 solely for the units reserved for issuance pursuant to our distribution reinvestment plan if all of those units are not sold prior to the termination date. This offering must be registered, or exempt from registration, in every state in which we offer or sell units. Generally, such registrations are effective for one year. Therefore, we may have to stop selling units in any state in which the registration is not renewed annually.
Estimated Use of Proceeds
          The “Prospectus Summary — Estimated Use of Proceeds” section on page 8 of the prospectus, the “Estimated Use of Proceeds” section beginning on page 43 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

          The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell (1) the minimum offering of 50,000 units, (2) the maximum offering of 16,250,000 units pursuant to our primary offering and no units pursuant to our distribution reinvestment plan and (3) the maximum offering of 17,500,000 units, respectively, pursuant to this offering. We reserve the right to reallocate the units of limited partnership interest we are offering between the primary offering and our distribution reinvestment plan. Many of the figures set forth below represent management’s best estimate since they cannot be precisely calculated at this time. We expect that at least 85.44% of the money that limited partners invest will be available for use by us to make real estate loans and/or purchase participations in real estate development loans. In no event will less than 82% of the gross proceeds from this offering be available to us for investment. The remaining up to 14.56% of gross proceeds of this offering will be used to pay fees and expenses to our general partner and our selling group members. Our fees and expenses, as listed below, include the following:
•	Selling commissions equal to 7.0% of aggregate gross offering proceeds (1.0% of gross proceeds for sales pursuant to our distribution reinvestment plan, except that no selling commissions shall be paid with respect to sales pursuant to our distribution reinvestment plan to residents of Kentucky and Massachusetts), which commissions may be reduced under certain circumstances, payable to broker-dealers participating in the offering of our units. For a description of additional provisions relating to the selling commissions, see “Plan of Distribution.”

•	Bona fide due diligence fee of up to 0.5% of aggregate gross offering proceeds (except that no due diligence fee shall be paid for sales under our distribution reinvestment plan), paid by our general partner (who is reimbursed by us for the payment of such fee) to broker-dealers participating in the offering of our units. For a description of additional provisions relating to the bona fide due diligence fee, see “Plan of Distribution.”

•	Organization and offering expenses, which are defined generally as any and all costs and expenses incurred by us, our general partner or its affiliates in connection with our formation and qualification, and registration, marketing and distribution of our units, including, but not limited to, accounting and escrow fees, printing, initial advertising and marketing expenses and all other accountable offering expenses, other than selling commissions, wholesaling fees and marketing support fees. Our general partner will be responsible for the payment of organization and offering expenses, other than selling commissions and the bona fide due diligence fee, to the extent they exceed 1.5% of gross offering proceeds without recourse against or reimbursement by us.

•	Wholesaling fees and marketing support fees of up to an aggregate of 3.0% of our gross offering proceeds, except that no wholesaling fees or marketing support fees shall be paid in respect of sales pursuant to our distribution reinvestment plan. Wholesaling fees of up to 1.2% of our gross offering proceeds will be paid to IMS Securities, an unaffiliated selling group member, for wholesaling services; from such amount, IMS Securities will reallow 1.0% of our gross offering proceeds to wholesalers that are employed by an affiliate of our general partner. Marketing support fees of 0.8% of our gross offering proceeds will be paid to UMTH Funding, an affiliate of our general partner, for marketing and promotional services provided to our selling group members. An additional marketing support fee will be paid directly to unaffiliated participating selected dealers in an amount to be determined in the sole discretion of our general partner, but which shall not exceed 1.0% of our gross offering proceeds. Such services include, but are not limited to, producing materials used by our selling group members to market our units and coordinating the due diligence process. The marketing support fee may be deemed to be compensation for services directly or indirectly performed on behalf of our selling group members and, therefore, would be considered underwriting compensation.

•	We will pay acquisition and origination expenses and fees to our general partner equal to 3.0% of the amount available for investment in mortgages for fees and expenses associated with the selection, acquisition and origination of mortgages, including, but not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses and title insurance funded by us. Acquisition and origination fees and expenses will be paid by us with respect to each

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new loan we originate or acquire. Such fees and expenses will be paid at the time we enter into or acquire a new loan.
          In no event shall the total underwriting compensation, including selling commissions, bona fide due diligence fees, wholesaling fees and marketing support fees, exceed 10% of gross offering proceeds.

	Minimum Offering		Maximum Primary Offering		Maximum Total Offering
	(50,000 units) (1)		(16,250,000 units) (1)		(17,500,000 units) (1)
	Amount	Percent	Amount	Percent	Amount	Percent
Gross offering proceeds	$1,000,000	100.00%	$325,000,000	100.00%	$350,000,000	100.00%
Selling commissions	70,000	7.00	22,750,000	7.00	23,000,000	6.57
Wholesaling fees	12,000	1.20	3,900,000	1.20	3,900,000	1.11
Marketing support fees (2)	18,000	1.80	5,850,000	1.80	5,850,000	1.67
Due diligence fees	5,000	0.50	1,625,000	0.50	1,625,000	0.46
Organization and offering expenses (3)	15,000	1.50	4,875,000	1.50	4,875,000	1.39
Acquisition and origination expenses and fees	25,631	2.56	8,330,097	2.56	9,050,971	2.59

Amount estimated to be invested (4)	$854,369	85.44%	$277,669,903	85.44%	$301,699,029	86.20%

(1)	For purposes of this table, the minimum offering and maximum primary offering amounts assume that no purchases are made under our distribution reinvestment plan, and the maximum total offering amounts assume the sale of all 1,250,000 units being offered under our distribution reinvestment plan. We reserve the right to reallocate the units of limited partnership interest we are offering between the primary offering and our distribution reinvestment plan.

(2)	Includes a 0.8% marketing support fee to be paid to UMTH Funding (a portion of which may be reallowed to participating selected dealers for direct marketing support) and an additional marketing support fee to be paid directly to participating selected dealers in an amount to be determined in the sole discretion of our general partner, but which shall not exceed 1.0% of the gross offering proceeds.

(3)	Our general partner will pay any amount exceeding 1.5% of the gross offering proceeds, excluding proceeds from sales under our distribution reinvestment plan. Organization and offering expenses will necessarily increase as the volume of units sold in the offering increases, in order to pay the increased expenses of marketing and distributing the additional units and qualifying the additional investors.

(4)	Includes amounts we expect to invest in loans net of fees and expenses. We estimate that at least 85.44% of the gross proceeds received from the sale of units will be used to acquire mortgage loans and other investments. The percentage of gross offering proceeds available to be invested may increase to 86.20% if our distribution reinvestment plan is fully subscribed.
          Until required in connection with the funding of loans and loan participations, substantially all of the net proceeds of this offering and, thereafter, our working capital reserves, may be invested in short-term, highly-liquid investments including, but not limited to, government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts.
Distribution Policy
          The second paragraph of the “Prospectus Summary — Distribution Policy” section beginning on page 9 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
          A “carried interest” is an equity interest in UDF III to participate in all distributions, other than distributions attributable to our general partner’s promotional interest, of cash available for distribution and net proceeds from a capital transaction such as a borrower’s repayment of the principal amount of one of our loans. If our General Partner enters into commitments to investments in mortgages that exceed 82% of the gross offering proceeds, our general partner will be entitled to a carried interest equal to (a) 1% of cash available for distribution (or a pro rata portion thereof) for the first 2.5% of commitments to investments that we make in mortgages that exceed 82% of the gross offering proceeds, (b) an additional 1% of cash available for distribution (or a pro rata portion thereof) for the next 2% of additional commitments to investments in mortgages above 84.5% of the gross offering proceeds, and (c) an additional 1% of cash available for distribution (or a pro rata portion thereof) for each additional 1% of additional commitments to investments in mortgages above 86.5% of the gross offering proceeds. Because we expect that we will invest at least 85.44% of our gross offering proceeds in mortgage loans and other

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real estate assets, we estimate that our general partner will be entitled to a carried interest equal to 1.47% of cash available for distribution. Any carried interest will be distributed to our general partner at the same time we make distributions to our limited partners and will have the effect of reducing the limited partners’ distribution to an amount that is less than 90% of cash available for distribution. For example, if our general partner is entitled to a 1.47% carried interest, then cash available for distribution will be distributed 88.53% to the limited partners and 11.47% to our general partner.
Compensation to Selling Group Members, General Partner and Affiliates of Our General Partner
          The “Prospectus Summary — Compensation to Selling Group Members, General Partner and Affiliates of Our General Partner” section beginning on page 12 of our prospectus, the “Compensation of Our General Partner and Its Affiliates” section beginning on page 67 of our prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
          Selling group members, our general partner and affiliates of our general partner will receive compensation and fees for services relating to this offering and the investment and management of our assets. The most significant items of compensation are summarized in the following table:

		$ Amount for	$ Amount for
		Minimum Offering	Maximum Offering
Type of Compensation	Form of Compensation	(50,000 units) (1)	(17,500,000 units) (1)
Organizational and Offering Stage

Selling Commissions (paid to unaffiliated selling group members)	7.0% of gross offering proceeds (except that commissions for sales under our distribution reinvestment plan are reduced to 1.0% of gross offering proceeds) (2)	$70,000	$23,000,000

Bona Fide Due Diligence Fee (paid by our general to unaffiliated selling group members; we reimburse our general partner for such payments)	0.5% of gross offering proceeds (except that no due diligence fee shall be paid for sales under our distribution reinvestment plan)	$5,000	$1,625,000

Wholesaling Fee (paid by our general partner to IMS Securities, Inc., an unaffiliated selling group member; we reimburse our general partner for such payments) (3)	Up to 1.2% of gross offering proceeds (except that no wholesaling fee shall be paid for sales under our distribution reinvestment plan); from such amount, IMS Securities, Inc. reallows up to 1% of gross offering proceeds (excluding proceeds from our distribution reinvestment plan) to wholesalers that are employed by an affiliate of our general partner	$12,000	$3,900,000

Marketing Support Fee (paid to UMTH Funding Services, L.P., an affiliate of our general partner)	0.8% of gross offering proceeds (except that no marketing support fee shall be paid for sales under our distribution reinvestment plan)	$8,000	$2,600,000

Marketing Support Fee (paid to unaffiliated selling group members)	Up to 1.0% of gross offering proceeds (except that no marketing support fee shall be paid for sales under our distribution reinvestment plan)	$10,000	$3,250,000

Organization and Offering Expenses (paid to our general partner)	1.5% of gross offering proceeds (except that no organization and offering expenses shall be paid in connection with sales under our distribution reinvestment plan)	$15,000	$4,875,000

Operational Stage

Acquisition and Origination Expenses and Fees (paid to our general partner)	3.0% of net amount available for investment in mortgages	$25,631	$9,050,971

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		$ Amount for	$ Amount for
		Minimum Offering	Maximum Offering
Type of Compensation	Form of Compensation	(50,000 units) (1)	(17,500,000 units) (1)
Mortgage Servicing Fee (paid to our general partner)	0.25% of our aggregate outstanding development mortgage notes receivable balance. The fee will be payable monthly in an amount equal to one-twelfth of 0.25% of our aggregate outstanding development mortgage notes receivable balance as of the last day of the immediately preceding month	$2,136 (4)	$754,248 (4)

Debt financing fee (paid to UMTH Funding Services, L.P., an affiliate of our general partner)	1.0% of the amount made available to us pursuant to the origination, extension or amendment of any line of credit or other debt financing. The debt financing fee is subject to a debt replacement agreement, and in no event will the debt financing fee be paid more than once in respect of the same debt financing	Actual amounts are dependent upon amounts available under lines of credit and therefore cannot be determined at the present time.	Actual amounts are dependent upon amounts available under lines of credit and therefore cannot be determined at the present time.

Carried Interest (paid to our general partner) (5)	(a) 1.0% for the first 2.5% of commitments to investments in mortgages above 82% of gross offering proceeds (or if commitments to investments in mortgages are above 82% but no more than 84.5%, 1.0% multiplied by the fractional amount of commitments to investments in mortgages above 82%), (b) 1.0% for the next 2.0% of additional commitments to investments in mortgages above 84.5% of the gross offering proceeds (or if commitments to investments in mortgages are above 84.5% but no more than 86.5%, 1.0% multiplied by the fractional amount of commitments to investments in mortgages above 84.5%) and (c) 1.0% for each additional 1.0% of additional commitments to investments in mortgages above 86.5% of the gross offering proceeds (or a fractional percentage equal to the fractional amount of any 1.0% of additional commitments to investments in mortgages). (6)	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.

Unsubordinated Promotional Interest (paid to our general partner) (5)	10.0% of cash available for distribution (7)	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.

Subordinated Promotional Interest (paid to our general partner) (5)	15.0% of remaining cash available for distribution (including net proceeds from a capital transaction, or pro rata portion thereof) after limited partners have received a return of their net capital contributions and an 8.0% annual cumulative (non-compounded) return on their net capital contributions (7)	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.

Operating Expenses (paid to our general partner and UMTH Funding Services, L.P., an affiliate of our general partner) (8)	Reimbursement of actual amounts incurred, subject to certain limitations	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.	Actual amounts are dependent upon results of operations and therefore cannot be determined at the present time.

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(1)	The estimated maximum dollar amounts are based on the sale to the public of a maximum of 16,250,000 units at $20 per unit and 1,250,000 units under our distribution reinvestment plan at $20 per unit. The estimated minimum dollar amounts assume that no purchases are made under our distribution reinvestment plan. We reserve the right to reallocate the units of limited partnership interest we are offering between the primary offering and our distribution reinvestment plan.

(2)	No selling commissions shall be paid with respect to sales pursuant to our distribution reinvestment plan to residents of Kentucky and Massachusetts.

(3)	Although IMS Securities, Inc. (IMS Securities) is not affiliated with our general partner, certain members of the advisory board to UMT Holdings are principals of IMS, Inc., which is an affiliate of IMS Securities. In addition, certain registered representatives of IMS Securities, from time to time, may also be employees of UMTH Funding. Such persons are expected to perform wholesaling services in connection with this offering. For all sales that are made through such persons or other wholesalers associated with IMS Securities, IMS Securities will be paid a wholesaling fee equal to 1.2% of the gross proceeds from such sales and, from such amount, will reallow 1.0% of the gross offering proceeds to the registered representatives who are also employees of UMTH Funding.

(4)	Assumes 85.44% of the gross offering proceeds are invested in mortgages after the minimum offering amount is raised and 86.20% of the gross offering proceeds are invested in mortgages after the maximum offering is raised. Actual amounts are dependent upon outstanding loan balances held by us and therefore cannot be determined at the present time. Such amount will be payable annually, will be less than the amount indicated until such time that all of the offering proceeds are disbursed as loans and not held by us, and will decrease to the extent that capital proceeds that constitute a return of capital are distributed to the limited partners and are not used to make new loans.

(5)	Provided we have cash available from our operations (other than from repayment of the principal amounts of outstanding loans), we intend to pay distributions to our general partner and limited partners on a monthly basis.

(6)	In order for proceeds to be considered “committed” for purposes of calculation and payment of a carried interest, we must be obligated by contract or other binding agreement to invest such proceeds in mortgages, to the exclusion of any other use for such proceeds or no use at all. We expect to pay our general partner 1.47% of cash available for distribution as its carried interest. Such percentage may change from time to time and will be calculated immediately prior to any distribution of cash available for distribution or net proceeds from a capital transaction to the partners under our partnership agreement. Carried interest will be distributable to our general partner when cash available for distribution or net proceeds from a capital transaction are distributed to the limited partners.

(7)	“Cash available for distribution” is the cash funds received by us from operations (other than net proceeds from a capital transaction that produces proceeds from (a) the repayment of principal or prepayment of a mortgage to the extent classified as a return of capital for federal income tax purposes, (b) the foreclosure, sale, exchange, condemnation, eminent domain taking or other disposition of a mortgage loan or of a property subject to a mortgage, or (c) insurance or a guarantee with respect to a mortgage), including, without limitation, interest, points, revenue participations in property appreciation and interest or dividends from interim investments, less all cash used to pay partnership expenses and debt payments and amounts set aside for reserves.

(8)	Employees of UMTH Funding Services, L.P. will assist our general partner in our management, and we will reimburse UMTH Funding Services, L.P. for its actual expenses in providing unitholder relations and reporting services for us.
          There are many additional conditions and restrictions on the amount of compensation our general partner and its affiliates may receive. There are also some smaller items of compensation and expense reimbursements that our general partner may receive. For a more detailed explanation of the fees and expenses payable to our general partner and its affiliates, see “Estimated Use of Proceeds” and “Compensation of Our General Partner and Its Affiliates.” Our general partner may not receive compensation in excess of the maximum amount permitted under the Statement of Policy Regarding Mortgage Programs published by the North American Securities Administrators Association, referred to in this prospectus as the NASAA Guidelines.
Loans to Our General Partner and Its Affiliates
          The following information should be read in conjunction with the discussion contained in the “Investment Objectives and Criteria — Loans to Our General Partner and Its Affiliates” section beginning on page 52 of the prospectus, the “Conflicts of Interest — Loans to Affiliates of Our General Partner” section beginning on page 70 of the prospectus and all similar discussions appearing throughout the prospectus:

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     $45,000,000 Secured Line of Credit Loan to United Development Funding, L.P.
          Effective August 20, 2008, we originated a secured revolving line of credit loan to United Development Funding, L.P., a Delaware limited partnership (UDF I), in the principal amount of up to $45,000,000, pursuant to a Secured Line of Credit Promissory Note (UDF I Note) and related loan documents executed between us and UDF I. UMTH Land Development, L.P., a Texas limited partnership and our general partner (UMTHLD), is the asset manager for, and an affiliate of, UDF I.
          On August 21, 2008, we funded approximately $1 million under the loan. The outstanding principal amount of the UDF I Note bears interest at a base rate equal to 14% per annum to be paid monthly. The outstanding principal balance of the UDF I Note, together with all accrued, unpaid interest thereon and other unpaid amounts due under the UDF I Note, are due and payable on December 31, 2009. UDF I agreed to pay all of our reasonable costs and expenses incurred in connection with the loan.
          The loan is secured by a lien against all of UDF I’s existing and future acquired assets, including the loans and investments owned by UDF I, pursuant to a security agreement executed by UDF I in favor of us.
          The amount that UDF I can borrow under the UDF I Note is limited by a borrowing base. UDF I may at no time exceed a combined loan-to-value ratio of 90%, where “loan” means all loans to UDF I from us and other lenders, and “value” means the retail appraised value of UDF I’s assets.
          We have agreed in principal to subordinate the UDF I Note to a loan from UDF I’s senior lender. Also effective August 20, 2008, we entered into an intercreditor agreement with United Mortgage Trust, an entity that is administered by an affiliate of our general partner and another lender that has made a $45,000,000 line of credit loan to UDF I. The United Mortgage Trust lien and our lien, and the priority of payment from UDF I to United Mortgage Trust and us, respectively, are of equal rank and priority. The United Mortgage Trust loan is subordinate to the loan from UDF I’s senior lender.
          Subject to our agreements with UDF I’s senior lender, we may declare the UDF I Note in default in certain circumstances, including upon UDF I’s failure to make timely payments, upon UDF I’s breach of representations, warranties, covenants or agreements if not timely cured, or if UDF I becomes bankrupt, liquidates, dissolves or winds up its affairs, or has a final judgment entered against it in excess of $50,000.
          We received a fairness opinion dated August 8, 2008 from Jackson Claborn, Inc., an independent advisor, which states that the terms of the UDF I Note are fair and at least as favorable to us as such a transaction with an unaffiliated party in similar circumstances. UMTHLD paid the independent advisor’s fees for services rendered in connection with preparation of the fairness opinion. Such fee is not reimbursable from us.
     $25,000,000 Secured Line of Credit Loan to United Development Funding Land Opportunity Fund, L.P.
          Effective August 20, 2008, we originated a secured revolving line of credit to United Development Funding Land Opportunity Fund, L.P., a Delaware limited partnership (Opportunity Fund), in the principal amount of up to $25,000,000, pursuant to a Secured Line of Credit Promissory Note (Opportunity Fund Note) and related loan documents executed between us and Opportunity Fund. UMTHLD is the asset manager for, and an affiliate of, Opportunity Fund.
          The outstanding principal amount of the Opportunity Fund Note bears interest at a base rate equal to 15% per annum to be paid monthly; provided, that Opportunity Fund may draw the amount of interest due under the Opportunity Fund Note from proceeds available under the Opportunity Fund Note. The outstanding principal balance of the Opportunity Fund Note, together with all accrued, unpaid interest thereon and other unpaid amounts due under the Opportunity Fund Note, are due and payable on August 20, 2011. Opportunity Fund agreed to pay all of our reasonable costs and expenses incurred in connection with the loan.

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          The loan is secured by a lien upon all of Opportunity Fund’s existing and future acquired assets, including the loans and investments owned by Opportunity Fund, pursuant to a security agreement executed by Opportunity Fund in favor of us.
          In connection with the loan, Opportunity Fund agreed to pay us an origination fee in the amount of 3% of funds drawn under the loan up to a maximum aggregate fee of $750,000; provided, that no further origination fee shall be due after total advances exceed $25,000,000 in the aggregate; and further provided, that no origination fee shall be due on principal re-advanced after it has been repaid under the Opportunity Fund Note. The origination fee due with respect to any advance shall be paid to us upon the Partnership’s funding of such advance under the Opportunity Fund Note, and may, in our discretion, be funded by us under the Opportunity Fund Note unless otherwise paid.
          We have no obligation to make any advance of principal to Opportunity Fund under the Opportunity Fund Note unless certain conditions are satisfied, including our approval of the proposed advance, as determined by us in our sole discretion. We may terminate our obligation to fund the Opportunity Fund Note by notifying Opportunity Fund of such termination.
          We may declare the Opportunity Fund Note in default in certain circumstances, including upon Opportunity Fund’s failure to make timely payments, upon Opportunity Fund’s breach of representations, warranties, covenants or agreements if not timely cured, or if Opportunity Fund becomes bankrupt, liquidates, dissolves or winds up its affairs.
          We received a fairness opinion dated June 27, 2008 from Jackson Claborn, Inc., an independent advisor, which states that the terms of the Opportunity Fund Note are fair and at least as favorable to us as such a transaction with an unaffiliated party in similar circumstances. UMTHLD paid the independent advisor’s fees for services rendered in connection with preparation of the fairness opinion. Such fee is not reimbursable from us.
     Reduction of $70,000,000 Secured Line of Credit to United Development Funding X, L.P. to $25,000,000
          On August 20, 2008, we amended our line of credit with United Development Funding X, L.P. (“UDF X”) to reduce the commitment amount to $25,000,000, pursuant to a First Amendment to Secured Line of Credit Promissory Note entered into between us and UDF X. As of June 30, 2008, we had funded approximately $23,493,653, including funding commitment, closing costs and interest reserve.
Prior Performance Summary
          The following information should be read in conjunction with the discussion contained in the “Prior Performance Summary — Public Programs — United Mortgage Trust” section beginning on page 77 of the prospectus and all similar discussions appearing throughout the prospectus:
          United Mortgage Trust reinvests the proceeds from loan repayments and has no plan to liquidate and terminate the fund on or before any specific date.
Distributions and Allocations
          The third and fourth paragraphs of the “Distributions and Allocations — Distributions of Cash Available for Distribution” section beginning on page 84 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
          Prior to the return to the limited partners of all of their capital contributions and an 8% per annum, non-compounding, cumulative return on their unreturned capital contributions, cash available for distribution shall be distributed as follows: (a) a percentage of such cash available for distribution equal to the difference between 90% less our general partner’s carried interest shall be distributed to the limited partners in accordance with the limited partners’ relative unit ownership, and (b) a percentage of such cash available for distribution equal to the sum of 10% (our general partner’s promotional interest) plus our general partner’s carried interest shall be distributed to our

9

general partner. For example, if our general partner’s carried interest equaled 1.47% on the date of a distribution of cash available for distribution and the limited partners had not been distributed all of their capital contributions and an 8% per annum, non-compounding, cumulative return on their unreturned capital contributions immediately prior to such distribution or as a result of such distribution, then 88.53% of the cash available for distribution on the date of such distribution would be distributed to the limited partners and 11.47% of the cash available for distribution on the date of such distribution would be distributed to our general partner.
          Following the return to the limited partners of all of their capital contributions and an 8% per annum, non-compounding, cumulative return on their unreturned capital contributions, cash available for distribution shall be distributed as follows: (a) a percentage of such cash available for distribution equal to the difference between 85% less our general partner’s carried interest shall be distributed to the limited partners in accordance with the limited partners’ relative unit ownership, and (b) a percentage of such cash available for distribution equal to the sum of 15% (our general partner’s promotional interest) plus our general partner’s carried interest shall be distributed to our general partner. For example, if our general partner’s carried interest equaled 1.47% on the date of a distribution of cash available for distribution and the limited partners had been distributed all of their capital contributions and an 8% per annum, non-compounding, cumulative return on their unreturned capital contributions immediately prior to such distribution, then 83.53% of the cash available for distribution on the date of such distribution would be distributed to the limited partners and 16.47% of the cash available for distribution on the date of such distribution would be distributed to our general partner.
Summary of Distribution Reinvestment Plan
          The first paragraph of the “Summary of Distribution Reinvestment Plan — Investment of Distributions” section beginning on page 88 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
          We have adopted a distribution reinvestment plan pursuant to which investors may elect to have a portion of the full amount of their distributions from us reinvested in additional units. We are offering 1,250,000 units for sale pursuant to our distribution reinvestment plan at $20 per unit, which will be available only until the termination of this offering, which is anticipated to be May 15, 2009; provided, however, that we may reallocate the units of limited partnership interest being offered between the primary offering and our distribution reinvestment plan; and provided further that our general partner has the discretion to extend the offering period up to May 15, 2010 for the units being offered pursuant to this prospectus under our distribution reinvestment plan.
Real Property Loans and Investments
          The following information should be read in conjunction with the discussion contained in the “Real Property Loans and Investments” section on page 91 of the prospectus:
          As of June 30, 2008, we had funded 38 loans, including 12 loans that have been repaid by the respective borrower in full, totaling approximately $236 million. We have approximately $56 million of commitments to be funded under the terms of mortgage notes receivable, including approximately $43 million to related parties.
          Approximately 90% of the aggregate principal amount of mortgage notes originated by us are secured by properties located throughout Texas, approximately 8% are secured by properties located in Colorado and approximately 2% are secured by properties located in Arizona. Approximately 30% of the aggregate principal amount of mortgage notes originated by us are secured by properties located in the Dallas, Texas area; approximately 31% are secured by properties located in the Austin, Texas area; approximately 17% are secured by properties located in the Houston, Texas area; approximately 8% are secured by properties located in the Lubbock, Texas area; approximately 4% are secured by properties located in the San Antonio, Texas area; approximately 8% are secured by properties located in the Denver, Colorado area; and approximately 2% are secured by properties located in the Kingman, Arizona area. Security for such loans takes the form of either a direct security interest represented by a first or second lien on the respective property and/or an indirect security interest represented by a pledge of the ownership interests of the entity which holds title to the property. 10 of the 26 loans outstanding as of June 30, 2008, representing approximately 71% of the aggregate principal amount of the outstanding loans, are made with respect to projects that are presently selling finished home lots to national public or regional private

10

homebuilders, or are made with respect to a project in which one of these homebuilders holds an option to purchase the finished home lots and has made a significant forfeitable earnest money deposit. 16 of the 26 loans outstanding as of June 30, 2008, representing approximately 39% of the aggregate principal amount of the outstanding loans, are made to developer entities which hold ownership interests in projects other than the project funded by us. 5 of the 26 loans outstanding as of June 30, 2008, representing approximately 63% of the aggregate principal amount of the outstanding loans, are secured by multiple single-family residential communities. 19 of the 26 loans outstanding as of June 30, 2008, representing approximately 70% of the aggregate principal amount of the outstanding loans, are secured by a personal guarantee of the developer in addition to a lien on the real property or the equity interests in the entity that holds the real property.
     CTMGT Sanger
          On April 29, 2008, we originated a loan to CTMGT, LLC, a Texas limited liability company, and CTMGT Sanger, LLC, a Texas limited liability company and a wholly-owned subsidiary of CTMGT, LLC, each of which is unaffiliated with us, in the principal amount of approximately $2,500,000. We funded approximately $2,240,344 as of June 30, 2008. The funds advanced under this note were used to purchase a first lien note in the amount of $1,400,000. The interest rate during the term of the note was 15% per annum, accrued monthly and compounded annually. The loan was paid in full on August 14, 2008.
     CTMGT Coppell
          On May 9, 2008, we originated a loan to CTMGT, LLC, a Texas limited liability company, and CTMGT Coppell, LLC, a Texas limited liability company and a wholly-owned subsidiary of CTMGT, LLC (CTMGT Coppell), each of which is unaffiliated with us, in the principal amount of approximately $1,875,000. We have funded approximately $1,275,000 as of June 30, 2008. The interest rate during the term of the note is 16.25% per annum, accrued monthly and compounded annually. The loan provides for interest reserve of $600,000, with no origination fee. Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, May 9, 2011.
          CTMGT Coppell’s obligations under the loan are secured by the pledge of partnership interests in CTMGT, LLC, Centamtar Terras, LLC, Mehrdad Moayedi, Valencia on the Lake GP, LLC, and Shahan GP, LLC. The note is guaranteed by Mr. Mehrdad Moayedi.
          CTMGT Coppell owns 19.967 acres located in Coppell, Texas, which has an “as is” market value of $3,783,000 and a “prospective value” of $7,901,000.
     Buffington Brushy Creek
          On May 19, 2008, we originated a loan to Buffington Brushy Creek, Ltd., a Texas limited liability company (Buffington Brushy Creek), and Buff Star Ventures, Ltd., a Texas limited liability company, each of which is unaffiliated with us, in the principal amount of approximately $4,700,000. We have funded approximately $3,048,438 as of June 30, 2008. The interest rate during the term of the note is 16% per annum, accrued monthly and compounded annually. The loan provides for interest reserve of $1,000,000, with no origination fee. Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, May 19, 2011.
          Buffington Brushy Creek’s obligations under the loan are secured by the pledge of partnership interests by and among Thomas Blake Buffington, Sr., Patrick J. Starley, Thomas Blake Buffington, Jr., Buffington Brushy Creek Management, LLC, Buffington Brushy Creek, Ltd., Buffington Asset Group, Ltd., Buff Star Ventures, Ltd., TBB Investments, Ltd., and Buff Star Management LLC. The note has a joint and several guarantee by Patrick J. Starley and Thomas Blake Buffington, Sr.

11

          Buffington Brushy Creek owns 123.31 acres (405 lots) in Cedar Park, Texas, which has an “as is” market value of $13,540,000 and a “prospective value” of $24,700,000.
     Buffington Land, Ltd.
          On May 30, 2008, we originated a loan to Buffington Land, Ltd., a Texas limited partnership that is unaffiliated with us, in the principal amount of approximately $40,000,000. We have funded approximately $45,174,853 as of June 30, 2008, including discretionary advances in excess of the original principal amount of the loan. The interest rate during the term of the note is 15% per annum, accrued monthly and compounded annually. The loan provides for interest reserve of $1,500,000 and $780,000 for an origination fee. Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, May 30, 2011.
          Buffington Land, Ltd.’s obligations under the loan are secured by the pledge of partnership interests by and among Buffington Land, Ltd., Thomas Blake Buffington, Sr., Patrick J. Starley, Buffington Land Management, LLC, Buffington Brushy Creek Management, LLC, Buffington Asset Group, Ltd., Buff Star Ventures, Ltd., and Buff Star Management LLC. The note has a joint and several limited guarantee by Patrick J. Starley and Thomas Blake Buffington, Sr.
          Buffington Land, Ltd. owns 814.17 acres (2,099 lots) located in Travis and Williamson County, Texas, which has an “as is” market value of $43,180,437 and a “prospective value” of $72,774,071.
     WC Southern Colony Development, LLC
          On May 5, 2008, we purchased a loan made by RBC Bank (USA), formerly known as RBC Centura Bank, to WC Southern Colony Development, LLC, a Texas limited liability company (WC Southern Colony), and W.C. Perry Properties, LP, a Texas limited partnership, all of which are unaffiliated with us, in the principal amount of approximately $2,914,871. We have funded approximately $359,417 as of June 30, 2008. The interest rate during the term of the note is prime, floating daily. The loan provides for no interest reserve and no origination fee. Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the fifth day of each month and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, August 30, 2009.
          WC Southern Colony’s obligations under the loan are secured by a first lien on approximately 30 acres of land located in Fort Bend County, Texas, which has an “as is” value of $1,350,000 and an “upon complete” value of $3,635,000. The loan also is secured by the pledge of interests by W.C. Perry Properties, LP. The note is guaranteed by W.C. Perry Properties, LP and Mr. Will Perry.
     OBRA Homes, Inc. — Spring Stuebner
          On June 27, 2008, we purchased a loan between First National Bank (as lender) and OBRA Homes, Inc. (as borrower), each of which is unaffiliated with us, in the principal amount of approximately $1,287,400. We have funded approximately $1,329,212 as of June 30, 2008, including discretionary advances in excess of the original principal amount of the loan. The interest rate during the term of the note is prime + 0.50%, floating daily. The loan provides for no interest reserve or origination fee. All principal and interest shall be due on the maturity date, April 18, 2008.
          OBRA Homes, Inc.’s obligations under the loan are secured by a first lien on 56 acres located in Harris County with a value of $2,464,000. The note is guaranteed by Mr. David O. Rogers, III.

12

Plan of Distribution
          The “Plan of Distribution — The Offering” section on page 125 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
          We are offering a maximum of 16,250,000 units of limited partnership interest to the public through select members of the Financial Industry Regulatory Authority, or FINRA. The units are being offered at a price of $20 per unit on a “best efforts” basis, which means generally that our selling group members will be required to use only their best efforts to sell the units, and they have no firm commitment or obligation to purchase any of the units. We are also offering 1,250,000 units for sale pursuant to our distribution reinvestment plan at a price of $20 per unit. Therefore, a total of 17,500,000 units are being registered in this offering. We reserve the right to reallocate the units of limited partnership interest we are offering between the primary offering and our distribution reinvestment plan. The offering of our units will terminate on or before May 15, 2009. However, we reserve the right to terminate this offering at any time prior to such termination date. At the discretion of our general partner, we may elect to extend the termination date of our offering of units reserved for issuance pursuant to our distribution reinvestment plan up to May 15, 2010, in which case participants in the plan will be notified. This offering must be registered in every state in which we offer or sell units. Generally, such registrations are for a period of one year. Thus, we may have to stop selling units in any state in which the registration is not renewed prior to its expiration.

13

ANNEX A
QUARTERLY REPORT ON FORM 10-Q
FOR THE
QUARTERLY PERIOD ENDED JUNE 30, 2008
See attached.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
[Mark One]

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2008
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission File Number: 000-53159
United Development Funding III, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3269195
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
1702 N. Collins Boulevard, Suite 100, Richardson, Texas 75080
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (214) 370-8960
Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑

UNITED DEVELOPMENT FUNDING III, L.P.
FORM 10-Q
Quarter Ended June 30, 2008

PART I
FINANCIAL INFORMATION
Item 1. Financial Statements.
UNITED DEVELOPMENT FUNDING III, L.P.
BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)

Assets:
Cash and cash equivalents	$18,410,821	$586,642
Restricted cash	3,033,905	665,174
Accrued interest receivable	1,766,246	437,324
Accrued interest receivable — related party	231,571	676,716
Mortgage notes receivable, net	112,185,884	76,858,885
Mortgage notes receivable — related party, net	44,144,778	23,190,872
Partnership interest subscriptions receivable	100	100
Deferred offering costs	1,071,716	2,605,788
Other assets	32,510	70,932

Total assets	$180,877,531	$105,092,433

Liabilities and Partners’ Capital
Liabilities:
Accounts payable	$172,099	$37,253
Accrued liabilities	105,619	86,668
Accrued liabilities — related party	1,773,876	2,892,774
Escrow payable	1,411,990	665,174
Line of credit	—	2,325,028

Total liabilities	3,463,584	6,006,897

Commitments and contingencies	—	—

Partners’ Capital:
Limited partners’ capital: 17,500,000 units authorized; 9,916,821 units issued and outstanding at June 30, 2008 and 5,509,316 units issued and outstanding at December 31, 2007	177,257,148	98,978,590
General partner’s capital	156,799	106,946

Total partners’ capital	177,413,947	99,085,536

Total liabilities and partners’ capital	$180,877,531	$105,092,433

See accompanying notes to financial statements (unaudited).

UNITED DEVELOPMENT FUNDING III, L.P.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Interest income	$5,102,717	$1,513,382	$9,025,632	$2,326,601
Credit enhancement fees — related party	—	154,207	—	296,394
Mortgage and transaction service revenues	500,859	160,324	782,690	247,107

Total revenues	5,603,576	1,827,913	9,808,322	2,870,102

Expenses:
Interest expense	—	91,523	1,500	192,269
General and administrative	1,068,819	336,211	1,751,671	505,063

Total expenses	1,068,819	427,734	1,753,171	697,332

Net income	$4,534,757	$1,400,179	$8,055,151	$2,172,770

Earnings allocated to limited partners	$4,062,688	$1,254,829	$7,218,996	$1,947,223

Earnings per limited partnership unit, basic and diluted	$0.48	$0.58	$0.98	$1.23

Weighted average limited partnership units outstanding	8,518,469	2,157,755	7,356,036	1,582,866

Distributions per weighted average limited partnership units outstanding	$0.46	$0.29	$0.91	$0.57

See accompanying notes to financial statements (unaudited).

UNITED DEVELOPMENT FUNDING III, L.P.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
Operating Activities

Net income	$8,055,151	$2,172,770
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	90,256	22,972
Amortization	29,688	29,383
Changes in operating assets and liabilities:
Accrued interest receivable	(1,328,922)	(23,902)
Accrued interest receivable — related party	445,145	(293,481)
Other assets	8,734	49,800
Accounts payable	134,846	(1,913)
Accrued liabilities	18,951	(48,443)

Net cash provided by operating activities	7,453,849	1,907,186

Investing Activities
Investments in mortgage notes receivable	(66,972,948)	(25,865,282)
Investments in mortgage notes receivable — related party	(36,669,059)	(5,775,015)
Receipts from mortgage notes receivable	31,555,692	116,850
Receipts from mortgage notes receivable — related party	15,715,153	85,786

Net cash used in investing activities	(56,371,162)	(31,437,661)

Financing Activities
Net proceeds from (payments on) line of credit	(2,325,028)	(2,421,544)
Limited partner contributions	86,552,893	37,459,147
Limited partner distributions	(6,696,013)	(908,110)
Limited partner distribution reinvestment	2,370,590	267,288
Limited partner redemption	(1,057,677)	—
General partner distributions	(786,302)	(190,420)
Escrow payable	746,816	1,554,805
Restricted cash	(2,368,731)	(1,554,805)
Payments of offering costs	(10,110,230)	(433,574)
Payments of deferred offering costs	1,534,072	—
Accrued liabilities — related party	(1,118,898)	302,501

Net cash provided by financing activities	66,741,492	34,075,288

Net increase (decrease) in cash and cash equivalents	17,824,179	4,544,813

Cash and cash equivalents at beginning of period	586,642	672,107

Cash and cash equivalents at end of period	$18,410,821	$5,216,920

Supplemental Disclosure of Cash Flow Information

Cash paid during the period for interest	$—	$196,694

See accompanying notes to financial statements (unaudited).

UNITED DEVELOPMENT FUNDING III, L.P.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
A. Nature of Business
          United Development Funding III, L.P. (which may be referred to as the “Partnership,” “we,” “us,” “our” or “UDF III”) was organized on June 13, 2005 as a Delaware limited partnership. Our principal business purpose is to originate, acquire, service, and otherwise manage, either alone or in association with others, a diversified portfolio of mortgage loans that are secured by real property or equity interests that hold real property already subject to other mortgages (including mortgage loans that are not first in priority and participation interests in mortgage loans) and to issue or acquire an interest in credit enhancements to borrowers, such as guaranties or letters of credit. Our offices are located in Richardson, Texas.
          Our general partner is UMTH Land Development, L.P., a Delaware limited partnership (“Land Development”) that is responsible for our overall management, conduct, and operation. Our general partner has authority to act on our behalf in all matters respecting us, our business and our property. The limited partners shall take no part in the management of our business or transact any business for us and shall have no power to sign for or bind us; provided, however, that the limited partners, by a majority vote and without the concurrence of the general partner, have the right to: (a) amend the Partnership Agreement governing the partnership, (b) dissolve the Partnership, (c) remove the general partner or any successor general partner, (d) elect a new general partner, and (e) approve or disapprove a transaction entailing the sale of all or substantially all of the real properties acquired by the Partnership.
B. Basis of Presentation
          The accompanying unaudited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, with the instructions to Form 10-Q and with Regulation S-X. They do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, except as disclosed herein, there has been no material change to the information disclosed in our Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission. The interim unaudited financial statements should be read in conjunction with the financial statements filed in our most recent Annual Report. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting solely of normal recurring adjustments, considered necessary to present fairly our financial position as of June 30, 2008, operating results for the three and six months ended June 30, 2008 and 2007 and cash flows for the six months ended June 30, 2008 and 2007. Operating results and cash flows for the six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.
Impact of Recently Issued Accounting Standards
          In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however the application of this statement may change current practice. The requirements of SFAS 157 are first effective for us for the fiscal year beginning January 1, 2008. However, in February 2008 the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year. Accordingly, the Partnership’s adoption of this standard on January 1, 2008 is limited to financial assets and liabilities. The Partnership’s adoption of SFAS 157 has not had a material impact on the Partnership’s financial condition or results of operations.
          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”). The fair value option permits entities to choose to measure eligible financial instruments at fair value at specified election dates. The entity will report unrealized gains and losses on the items on which it has elected the fair value option in earnings. The Partnership’s adoption of SFAS 159 has not had a material impact on the Partnership’s results of operations or financial condition.

Reclassification
          Certain prior year amounts have been reclassified to conform to current presentation.
C. Registration Statement
          On May 15, 2006, our Registration Statement on Form S-11, covering a public offering of up to 12,500,000 units of limited partnership interest at a price of $20 per unit (the “Offering”), was declared effective under the Securities Act of 1933, as amended. The Registration Statement also covers up to 5,000,000 units of limited partnership interest to be issued pursuant to our distribution reinvestment plan (“DRIP”) at a price of $20 per unit. We reserve the right to reallocate the units of limited partnership interest we are offering between the primary offering and our DRIP. As of June 30, 2008, we had issued an aggregate of 9,916,821 units of limited partnership interest in the Offering, consisting of 9,771,561 units that have been issued to our limited partners pursuant to our primary offering in exchange for gross proceeds of approximately $195.4 million (approximately $172.0 million, net of costs associated with the Offering) and 198,144 units of limited partnership interest issued to limited partners in accordance with our DRIP in exchange for gross proceeds of approximately $4.0 million, minus 52,884 units of limited partnership interest that have been repurchased pursuant to our unit redemption program for approximately $1.1 million. As of December 31, 2007, we had issued an aggregate of 5,509,316 units of limited partnership interest in the Offering, consisting of 5,429,702 units that had been issued to our limited partners pursuant to our primary offering in exchange for gross proceeds of approximately $108.6 million (approximately $95.6 million, net of costs associated with the Offering) and another 79,614 units of limited partnership interest issued to limited partners in accordance with our DRIP in exchange for gross proceeds of approximately $1.6 million.
D. Line of Credit
          In December 2006, we entered into a revolving credit facility (the “Revolving Credit Facility”) with Premier Bank, a Missouri banking association d/b/a Premier Bank of Texas, permitting us to borrow up to an aggregate outstanding principal amount of $10 million. The Revolving Credit Facility is secured by a first priority lien upon all of our existing and future acquired assets. The Revolving Credit Facility’s maturity date is December 29, 2008. In consideration for the origination of the Revolving Credit Facility, we paid an origination fee in the amount of approximately $113,000, which is being amortized over the initial two-year term of the Revolving Credit Facility. The annual interest rate on the Revolving Credit Facility is equal to the prime rate of interest as quoted in the Wall Street Journal (5.00% at June 30, 2008 and 7.25% at December 31, 2007), payable monthly. The Revolving Credit Facility requires that we comply with various covenants, including maintaining at least $5 million in eligible first lien promissory notes and maintaining, as of December 31, 2006, at least $7 million in aggregate partners’ equity and, as of January 31, 2007, at least $10 million in aggregate partners’ equity. As of June 30, 2008 and December 31, 2007, the Partnership had approximately $177.4 million and $99.1 million, respectively, in aggregate partners’ equity and was in compliance with the other operating covenants required by the Revolving Credit Facility.
          If a default occurs, the Revolving Credit Facility may be declared due and payable immediately. In such event, Premier Bank may foreclose on our assets or exercise any other rights or remedies it may have, including foreclosure of our assets. Any such event may materially impair our ability to conduct business.
          We intend to utilize the Revolving Credit Facility as transitory indebtedness to provide liquidity and to reduce and avoid the need for large idle cash reserves, including usage to fund identified investments pending receipt of proceeds from the sale of our units. Certain proceeds from the sale of our units are used to repay the Revolving Credit Facility. We intend to use the Revolving Credit Facility as a portfolio administration tool and not to provide long-term or permanent leverage on our investments. As of June 30, 2008, no balance was outstanding on the Revolving Credit Facility, and interest expense related to the borrowings under this facility was approximately $1,500 and $192,000 for the six months ended June 30, 2008 and 2007, respectively.
E. Partners’ Capital
          As of June 30, 2008, we had accepted subscriptions for 9,916,821 units of limited partnership interest pursuant to the primary offering portion of the Offering, which represented gross proceeds of approximately $195.4 million to us. Monthly limited partners’ distributions for the six months ended June 30, 2008 totaled approximately $6.7 million, consisting of approximately $4.3 million paid in cash and approximately $2.4 million distributed in the form of 118,530 limited partnership units issued in accordance with our DRIP, pursuant to which limited partners may elect to have a portion of their distributions from us reinvested in additional units. We had repurchased approximately $1.1 million in the form of 52,884 units of limited partnership as of June 30, 2008. As of December 31, 2007, we had issued an aggregate of 5,509,316 units of limited partnership interest in the Offering, consisting of 5,429,702 units that have been issued to our limited partners pursuant to the primary offering in exchange for gross proceeds of approximately $108.6 million (approximately $95.6 million, net of costs associated with the Offering), and another 79,614 units of limited partnership interest issued to limited partners in accordance with our DRIP in exchange for gross proceeds of approximately $1.6 million. In addition to the monthly DRIP distributions, we also distributed approximately $3.3 million in cash during 2007, for total monthly distributions of approximately $5 million. Distributions to our general partner are more fully discussed in Note G.
F. Commitments and Contingencies
          In October 2006, UDF III entered into a limited guaranty effective as of September 1, 2006 for the benefit of United Mortgage Trust, an affiliated real estate investment trust organized under the laws of the state of Maryland, or its permitted successors and assigns (the “UDF III Guarantee”), and entered into a letter agreement with respect to a credit enhancement fee related to the UDF III Guarantee by and between United Development Funding, L.P. (“UDF I”), a Nevada limited partnership and related party, and UDF III (the “UDF III Credit Enhancement Fee Agreement”). Pursuant to the UDF III Guarantee, the Partnership guaranteed the repayment of an amount up to $30 million with respect to that certain Second Amended and Restated Secured Line of Credit Promissory Note between United Mortgage Trust and UDF I. In exchange for that guarantee, and pursuant to the UDF III Credit Enhancement Fee Agreement, UDF I pays UDF III each month in arrears an amount equal to 0.25% of the maximum liability amount, which is included in credit enhancement fees — related party income. In April 2008, UDF I negotiated the release of the UDF III Guarantee. This limited guaranty was terminated and our contingent repayment obligation relieved effective January 1, 2008.
          An affiliate of our general partner serves as the advisor to United Mortgage Trust. In addition, our general partner serves as the asset manager for UDF I.
          The Partnership has no other outstanding debt or contingent payment obligations, other than certain loan guaranties or letters of credit that we may make to or for the benefit of third-party lenders. There are approximately $58 million of commitments to be funded under the terms of mortgage notes receivable as of June 30, 2008. Included in such amount is approximately $43 million of commitments for mortgage notes receivable — related party. As of December 31, 2007, there were approximately $75.7 million of commitments to be funded under the terms of mortgage notes receivable. Included in such amount is approximately $65.8 million of commitments for mortgage notes receivable — related party.
G. Related Party Transactions
          Our general partner, Land Development, and certain of its affiliates receive fees in connection with the Offering and in connection with the acquisition and management of our assets. Land Development also receives reimbursement of certain costs of the Partnership.
          Land Development receives up to 1.5% of the gross offering proceeds (excluding proceeds from our DRIP) for reimbursement of organization and offering expenses. We have a related party payable to Land Development of approximately $1.0 million and $2.6 million as of June 30, 2008 and December 31, 2007, respectively, for organization and offering costs paid by Land Development related to the Offering.
          Land Development is also paid 3% of the net amount available for investment in mortgages for fees and expenses associated with the selection and origination of mortgages, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, and title insurance funded by us. Such costs are amortized into interest income over the life of the development mortgage notes receivable.
          We also reimburse Land Development up to 0.5% of the gross offering proceeds for expenses related to bona fide due diligence expenses incurred by unaffiliated selling group members and paid by us through Land Development (except that no such due diligence expenses shall be paid with respect to sales under the DRIP).
          Our general partner pays a wholesaling fee of up to 1.2% of the gross offering proceeds (excluding proceeds from sales under the DRIP) to IMS Securities, Inc., an unaffiliated third party, and we reimburse our general partner for such payments. From such amount, IMS Securities, Inc. reallows up to 1% of the gross offering proceeds to wholesalers that are employed by an affiliate of Land Development.
          Land Development currently receives a promotional interest equal to 10% of cash available for distribution prior to the return to the limited partners of all of their capital contributions plus an 8% annual cumulative (non-compounded) return on their net capital contributions. After the limited partners receive a return of their net capital contributions and an 8% annual cumulative (non-compounded) return on their net capital contributions, Land Development will receive a subordinated promotional interest of 15% of remaining cash available for distribution (including net proceeds from a capital transaction or pro rata portion thereof).
          Land Development receives a carried interest, which is an equity interest in us to participate in all distributions, other than distributions attributable to its promotional interest of cash available for distribution and net proceeds from a capital transaction. If Land Development enters into commitments to investments in mortgages in excess of 82% of the gross offering proceeds, it will be entitled to a carried interest equal to (a) 1% for the first 2.5% of commitments to investments in mortgages above 82% of the gross offering proceeds (or if commitments to investments in mortgages are above 82% but no more than 84.5%, 1% multiplied by the fractional amount of commitments to investments in mortgages above 82%), (b) 1% for the next 2% of additional commitments to investments in mortgages above 84.5% of the gross offering proceeds (or if commitments to investments in mortgages are above 84.5% but no more than 86.5%, 1% multiplied by the fractional amount of commitments to investments in mortgages above 84.5%) and (c) 1% for each additional 1% of additional commitments to investments in mortgages above 86.5% of the gross offering proceeds (or a fractional percentage equal to the fractional amount of any 1% of additional commitments to investments in mortgages).
          For services rendered in connection with the servicing of our loans, we pay a monthly mortgage servicing fee to Land Development equal to one-twelfth of 0.25% of our aggregate outstanding development mortgage notes receivable balance as of the last day of the month. Such fees are included in general and administrative expenses.
          UMTH Funding Services, L.P. (“Funding Services”), an affiliate of Land Development, receives 0.8% of the gross offering proceeds (excluding proceeds from sales under our DRIP) as a marketing support fee for marketing and promotional services provided to selling group members. Funding Services also is reimbursed for operating expenses incurred in assisting Land Development in our management. An additional marketing support fee is paid directly to unaffiliated participating selected dealers in an amount to be determined in the sole discretion of Land Development, but which shall not exceed 1% of the gross offering proceeds (excluding proceeds from sales under our DRIP).
          The chart below summarizes the payment of related party fees and reimbursements associated with the Offering and origination and management of assets for the six months ended June 30, 2008 and 2007:

		For the Six Months Ended
Payee	Purpose	June 30, 2008	June 30, 2007
Land Development
	Organization & Offering Expenses	$1,302,000	$637,000
	Due Diligence Fees	434,000	212,000
	Wholesaler Reimbursement	78,000	127,000
	Acquisition & Origination Expenses and Fees	2,293,000	1,157,000
	Promotional Interest	822,000	166,000
	Carried Interest	121,000	24,000
	Mortgage Servicing Fee	157,000	44,000
Funding Services
	Marketing Support Fees	1,124,000	499,000
	Operating Expense Reimbursement	178,000	40,000
          In December 2006, the Partnership originated a secured promissory note to UDF I in the principal amount of approximately $6.9 million. In connection with the origination of this promissory note, and as required by our Partnership Agreement and the NASAA Mortgage Program Guidelines, we obtained an opinion from an independent advisor stating that the loan is fair and at least as reasonable to us as a loan or credit enhancement to an unaffiliated borrower in similar circumstances. UDF I’s obligations under the note are secured by a first lien deed of trust filed on 190 developed single-family home lots located in Thornton, Colorado. The note bears interest at a base rate equal to 12% per annum and interest payments are due monthly. The note matures on December 31, 2008. For the three months ended June 30, 2008 and 2007, UDF III had recognized approximately $218,000 and $187,000, respectively, of interest income related to this note. For the six months ended June 30, 2008 and 2007, UDF III had recognized approximately $425,000 and $372,000, respectively, of interest income related to this note.
          In January 2007, we originated a secured promissory note to OU Land Acquisition II, L.P., a Texas limited partnership of which UDF I has a 50% partner interest, in the principal amount of approximately $1.6 million, and in connection therewith as required by our Partnership Agreement and the NASAA Mortgage Program Guidelines, we obtained an opinion from an independent advisor stating that the loan is fair and at least as reasonable to us as a loan or credit enhancement to an unaffiliated borrower in similar circumstances. The secured promissory note, which bears interest at a rate of 15% per annum, is collateralized by a second lien deed of trust on approximately 101 acres of land located in Texas and is payable on June 14, 2010. For the three months ended June 30, 2008 and 2007, we had recognized approximately $59,000 and $50,000, respectively, of interest income related to this note. For the six months ended June 30, 2008 and 2007, we had recognized approximately $116,000 and $95,000, respectively, of interest income related to this note.
          In March 2007, we originated a secured promissory note to Buffington JV Fund II, Ltd. (“Buff JV”), a Texas limited partnership of which UDF I has a 50% partner interest, in the principal amount of approximately $5.3 million, and in connection therewith as required by our Partnership Agreement and the NASAA Mortgage Program Guidelines, we obtained an opinion from an independent advisor stating that the loan is fair and at least as reasonable to us as a loan or credit enhancement to an unaffiliated borrower in similar circumstances. The secured promissory note, which bears an interest rate of 13% per annum and is payable on June 30, 2009, is collateralized by a pledge of the 1% ownership interests from Buffington JV Fund Management, LLC, a Texas limited liability company and the general partner of Buff JV, and a pledge of the 49% ownership interests from Buffington Asset Group, Ltd., a Texas limited partnership and a limited partner of Buff JV. For the three months ended June 30, 2008 and 2007, we had recognized approximately $213,000 and $109,000, respectively, of interest income related to this note. For the six months ended June 30, 2008 and 2007, we had recognized approximately $473,000 and $109,000, respectively, of interest income related to this note.
          In September 2007, we originated a secured promissory note to UDF PM, LLC, a Texas limited liability company and wholly-owned subsidiary of UDF I, in the principal amount of approximately $6.4 million, and in connection therewith as required by our Partnership Agreement and the NASAA Mortgage Program Guidelines, we obtained an opinion from an independent advisor stating that the loan is fair and at least as reasonable to us as a loan or credit enhancement to an unaffiliated borrower in similar circumstances. The secured promissory note, which bears an interest rate of 15% per annum, is collateralized by a second lien deed of trust on approximately 335 finished lots and 15 acres of land located in Texas and is payable on September 4, 2010. For the three and six months ended June 30, 2008, we had recognized approximately $227,000 and $311,000, respectively, of interest income related to this note.
          In November 2007, we originated a secured promissory note to United Development Funding X, L.P. (“UDF X”), a Delaware limited partnership and wholly-owned subsidiary of our general partner, in the principal amount of approximately $70 million, and in connection therewith as required by our Partnership Agreement and the NASAA Mortgage Program Guidelines, we obtained an opinion from an independent advisor stating that the loan is fair and at least as reasonable to us as a loan or credit enhancement to an unaffiliated borrower in similar circumstances. The secured promissory note, which bears an interest rate of 15% per annum, is collateralized by a pledge of 100% of the ownership interests in UDF X and is payable on November 11, 2012. For the three and six months ended June 30, 2008, we had recognized approximately $608,000 and $680,000, respectively, of interest income related to this note.
          In December 2007, we originated a secured promissory note to UDF Northpointe, LLC, a Texas limited liability company and wholly-owned subsidiary of UDF I, in the principal amount of approximately $6 million, and in connection therewith as required by our Partnership Agreement and the NASAA Mortgage Program Guidelines, we obtained an opinion from an independent advisor stating that the loan is fair and at least as reasonable to us as a loan or credit enhancement to an unaffiliated borrower in similar circumstances. The secured promissory note, which bears an interest rate of 12% per annum, is collateralized by a second lien deed of trust on 255 finished lots and 110 acres of land in Texas and is payable on December 28, 2010. For the three and six months ended June 30, 2008, we had recognized approximately $165,000 and $316,000, respectively, of interest income related to this note.
          As of June 30, 2007, we had recognized approximately $296,000 as credit enhancement fees — related party. As discussed in Note F, this credit enhancement was released effective January 1, 2008, thus, no such credit enhancement fees — related party have been recognized for the three and six months ended June 30, 2008.
          On April 25, 2007, we entered into a letter of engagement with Funding Services. Pursuant to this letter of engagement, we have agreed to pay Funding Services a debt financing fee of 1% of the amount made available to us pursuant to the origination, extension or amendment of any line of credit or other debt financing procured for us by Funding Services. In no event will such debt financing fee be paid more than once in respect of the same debt financing. As of June 30, 2008, no debt placement has been procured by Funding Services and no debt financing fees have been paid.
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
          The following discussion and analysis should be read in conjunction with our accompanying financial statements and the notes thereto:

     Forward-Looking Statements
          This section of the quarterly report contains forward-looking statements, including discussion and analysis of us, our financial condition, amounts of anticipated cash distributions to our limited partners in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guaranties of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.
          Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Quarterly Report. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this Form 10-Q include changes in general economic conditions, changes in real estate conditions, development costs that may exceed estimates, development delays, increases in interest rates, residential lot take down or purchase rates or inability to sell residential lots experienced by our borrowers, and the potential need to fund development costs not completed by the initial borrower or other capital expenditures out of operating cash flows. The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission, and the discussion of material trends affecting our business elsewhere in this report.
     Overview
          On May 15, 2006, our Registration Statement on Form S-11, covering the Offering of up to 12,500,000 units of limited partnership interest at a price of $20 per unit, was declared effective under the Securities Act of 1933, as amended. The Registration Statement also covers up to 5,000,000 units of limited partnership interest to be issued pursuant to our DRIP for $20 per unit. We reserve the right to reallocate the units of limited partnership interest we are offering between the primary offering and our DRIP.
          We will experience a relative increase in liquidity as subscriptions for units are received and accepted and as the Revolving Credit Facility is used to provide transitory indebtedness. We will experience a relative decrease in liquidity as offering proceeds are expended in connection with the funding and acquisition of mortgage loans, as amounts drawn under our Revolving Credit Facility are repaid, and as we pay or reimburse selling commissions and other organization and offering expenses.
          The net proceeds of the Offering will provide funds to enable us to fund or acquire loans. In addition, we may utilize the Revolving Credit Facility to fund investments pending receipt of net proceeds from the Offering and use the net proceeds of the Offering to repay the Revolving Credit Facility. The number of loans we fund or acquire will depend upon the number of units sold and the resulting amount of the net proceeds available for investment in loans. In the event that the Offering is not fully sold, our ability to diversify our investments may be diminished.
          Until required for the funding or acquisition of loans or the repayment of our Revolving Credit Facility, net offering proceeds will be kept in short-term, liquid investments. Our general partner, although not required to, has established a retained earnings reserve from gross offering proceeds out of cash flow generated by loans. Further, our general partner may establish reserves from gross offering proceeds, cash flow generated by loans or out of net proceeds from loan repayments.
      Critical Accounting Policies and Estimates
          Management’s discussion and analysis of financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates, including investment impairment. These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. We have identified our most critical accounting policies to be the following:

          Revenue Recognition
          Interest income on the mortgage notes receivable is recognized over the life of the loan and recorded on the accrual basis. Income recognition is suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. As of June 30, 2008 and 2007, we were accruing interest on all mortgage notes receivable.
          Credit enhancement fee — related party income is generated by a limited guaranty agreement with United Mortgage Trust, an affiliate of our general partner, whereby we agree to guaranty the repayment of an amount up to $30 million with respect to a secured line of credit between United Mortgage Trust and UDF I, another affiliate of our general partner. Such income is recognized on a monthly basis as collectibility is deemed probable as of June 30, 2007. However, as of June 30, 2008, we were no longer recognizing credit enhancement fee — related party income on the limited guaranty as UDF I has negotiated the release of the UDF III Guarantee effective January 1, 2008. See “ — Off-Balance Sheet Arrangements” below for further discussion.
          The Partnership generates mortgage and transaction service revenues by originating mortgage notes receivable and other loans. In accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, the Partnership defers recognition of income from nonrefundable commitment fees paid by the borrowers and recognizes such income on a straight-line basis over the expected life of such notes. The Partnership also expenses a 3% acquisition and origination fee (“placement fee”) paid to the general partner to provide for processing and origination costs associated with mortgage notes receivable held by the Partnership on a straight-line basis over the expected life of such notes. As of June 30, 2008 and December 31, 2007, approximately $1.8 million and $637,000, respectively, of these net deferred fees have been included as mortgage notes receivable.
          Determination of the Allowance for Loan Losses
          The allowance for loan losses is our estimate of incurred losses in our portfolio of mortgage notes receivable and mortgage notes receivable — related party. We periodically perform detailed reviews of our portfolio of mortgage notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses based on historical and current trends and other factors affecting credit losses. We charge additions to the allowance for loan losses to current period earnings through the provision for loan losses. Amounts determined to be uncollectible are charged directly against (and decrease) the allowance for loan losses (“charged off”), while amounts recovered on previously charged off accounts increase the allowance. We exercise significant judgment in estimating the timing, frequency and severity of losses, which could materially affect the provision for loan losses and, therefore, net income. As of June 30, 2008 and December 31, 2007, approximately $168,000 and $78,000, respectively, of allowance for loan losses have been offset against mortgage notes receivable.
          Mortgage Notes Receivable and Mortgage Notes Receivable — Related Party
          Mortgage notes receivable and mortgage notes receivable — related party are recorded at the lower of cost or estimated net realizable value. The mortgage investments are collateralized by land and related improvements to residential property owned by the borrowers and/or the ownership interests of the borrower. Currently, the mortgage notes receivable have a term ranging from three to 60 months. None of such mortgages is insured or guarantied by a federally owned or guarantied mortgage agency. We originate and/or acquire all mortgage notes receivable and intend to hold the mortgage notes receivable and other loans for the life of the notes.
          Cash Flow Distributions
          Cash available for distributions represents the funds received by us from operations (other than proceeds from a capital transaction or a liquidating distribution), less cash used by us to pay our expenses, debt payments, and amounts set aside to create a retained earnings reserve (currently at 9.5% of our net income; the retained earnings reserve is intended to recover some of the organization and offering expenses incurred in connection with the Offering). Our general partner receives a monthly distribution for promotional and carried interest from the cash available for distributions. Monthly distributions are currently paid to the limited partners at a 9.75% annualized return on a pro rata basis based on the number of days in the Partnership. Retained earnings would contain a surplus if the cash available for distributions less the 9.5% reserve exceeded the monthly distribution to the general and limited partners. Retained earnings would contain a deficit if cash available for distributions less the 9.5% reserve is less than the monthly distribution to general and limited partners. It is the intent of management to monitor and distribute such surplus, if any, on an annual basis. As of June 30, 2008 and December 31, 2007, we had an approximate $697,000 deficit in retained earnings and $189,000 surplus in retained earnings, respectively, which is included in our limited partners’ capital account. Approximately $202,000 of the surplus as of December 31, 2007 was distributed in April 2008.
     Results of Operations
     The three and six months ended June 30, 2008 as compared to the three and six months ended June 30, 2007.
          Revenues
          Interest income for the three months ended June 30, 2008 and 2007 was approximately $5.1 million and $1.5 million, respectively. Interest income for the six months ended June 30, 2008 and 2007 was approximately $9.0 million and $2.3 million, respectively. The increase in interest income for the three and six months ended June 30, 2008 is primarily the result of our increased mortgage notes receivable portfolio (including related party transactions) of approximately $156.3 million as of June 30, 2008, compared to $49.2 million as of June 30, 2007.
          Credit enhancement fees — related party for the three and six months ended June 30, 2007 was approximately $154,000 and $296,000, respectively. There were no such credit enhancement fees — related party for the three and six months ended June 30, 2008. In April 2008, UDF I negotiated the release of the UDF III Guarantee that was entered into in October 2006 for the benefit of United Mortgage Trust (which is further discussed in “ — Off-Balance Sheet Arrangements”). This limited guaranty was terminated and our contingent repayment obligation relieved effective January 1, 2008.
          Mortgage and transaction service revenues for the three months ended June 30, 2008 and 2007 were approximately $501,000 and $160,000, respectively. Mortgage and transaction service revenues for the six months ended June 30, 2008 and 2007 were approximately $783,000 and $247,000, respectively. The Partnership generates mortgage and transaction service revenues by originating and acquiring mortgage notes receivable and other loans. In accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, we defer recognition of income from nonrefundable commitment fees and recognize such income on a straight-line basis over the expected life of such notes. The increase in mortgage and transaction service revenues for the three and six months ended June 30, 2008 is primarily the result of our increased mortgage notes receivable portfolio (including related party transactions) of approximately $156.3 million as of June 30, 2008, compared to $49.2 million as of June 30, 2007.
          We expect revenues to increase in the near future as we continue to raise proceeds from the Offering and invest proceeds in additional loans.
           Expenses
          Interest expense for the three months ended June 30, 2007 was approximately $92,000. There was no interest expense for the three months ended June 30, 2008. Interest expense for the six months ended June 30, 2008 and 2007 was approximately $1,500 and $192,000, respectively. Interest expense represents interest associated with the Revolving Credit Facility. We utilize the Revolving Credit Facility as transitory indebtedness to provide liquidity and to reduce and avoid the need for large idle cash reserves, including usage to fund identified investments pending receipt of proceeds from the sale of our units. We use the Revolving Credit Facility as a portfolio administration tool and not to provide long-term or permanent leverage on our investments. We entered into the Revolving Credit Facility in December 2006.
          General and administrative expense for the three months ended June 30, 2008 and 2007 was approximately $1.1 million and $336,000, respectively. General and administrative expense for the six months ended June 30, 2008 and 2007 was approximately $1.8 million and $505,000, respectively. The increase in general and administrative expense primarily relates to increased costs associated with our directors’ and officers’ insurance premiums, placement fees, as well as legal and accounting fees.
          We intend to grow our portfolio in conjunction with the increase in proceeds raised in the Offering and by utilizing the Revolving Credit Facility. We intend to deploy such proceeds in a diversified manner to the borrowers and markets in which we have experience and as markets dictate in accordance with the economic factors conducive for a stable residential market. We expect interest expense, placement fees to related parties and general and administrative expense to increase commensurate with the growth of our portfolio.
     Cash Flow Analysis
          Cash flows provided by operating activities for the six months ended June 30, 2008 were approximately $7.5 million and were comprised primarily of net income, offset slightly with other assets. During the six months ended June 30, 2007, cash provided by operating activities was approximately $1.9 million and was comprised primarily of net income, offset slightly with accrued interest receivable — related party.

          Cash flows used in investing activities for the six months ended June 30, 2008 were approximately $56.4 million, resulting from the origination and payments of mortgage notes receivable. Cash flows used in investing activities for the six months ended June 30, 2007 were approximately $31.4 million, resulting from the origination of mortgage notes receivable.
          Cash flows provided by financing activities for the six months ended June 30, 2008 were approximately $66.7 million, and were primarily the result of funds received from the issuance of limited partnership units, offset with payments of offering costs and distributions to limited partners. Cash flows provided by financing activities for the six months ended June 30, 2007 were approximately $34.1 million, and were primarily the result of funds received from the issuance of limited partnership units.
          Our cash and cash equivalents were approximately $18.4 million and $5.2 million as of June 30, 2008 and 2007, respectively.
      Liquidity and Capital Resources
          Our liquidity requirements will be affected by (1) outstanding loan funding obligations, (2) our administrative expenses, (3) debt service on senior indebtedness required to preserve our collateral position and (4) utilization of the Revolving Credit Facility. We expect that our liquidity will be provided by (1) loan interest, transaction fees and credit enhancement fee payments, (2) loan principal payments, (3) proceeds from the sale of units of our limited partnership interest, (4) sale of loan pools through securitization and direct sale of loans, (5) proceeds from our DRIP, and (6) credit lines available to us.
          In most cases, loan interest payments will be funded by an interest reserve and are due at the maturity of the loan. Interest reserve accounts are funded as loan proceeds and are intended to provide cash for monthly interest payments until such time that revenue from the sale of land or developed lots is sufficient to meet the debt service obligations. In the event that interest reserves are exhausted prior to realization of sufficient cash from land or lot sales, interest is due and payable monthly, and if the required payments are not made, a loan default may occur. Payment defaults and decreasing land and lot sales may result in less liquidity and affect our ability to meet our obligations and make distributions. The inability to sell additional units of partnership interest may result in our inability to fund loans, and the inability to sell loan pools may result in longer periods to return principal to our investors. Limited credit facilities may impact our ability to meet our obligations or expand our loan portfolio when other sources of cash are not sufficient.
          Increased liquidity needs could result in the liquidation of loans to raise cash, thereby reducing the number and amount of loans outstanding and the resultant earnings realized. We have secured the Revolving Credit Facility that is utilized as transitory indebtedness to provide liquidity and to reduce the need for large idle cash reserves.
          Subscription proceeds are held in escrow until investors are admitted as limited partners. We intend to continue to admit new limited partners at least monthly. Amounts associated with non-admitted subscriptions are reflected as “Restricted cash” and “Escrow payable” on our balance sheets.
      Material Trends Affecting Our Business
          We are a real estate finance limited partnership and derive a substantial portion of our income by originating, purchasing, participating in and holding for investment mortgage loans made directly by us to persons and entities for the acquisition and development of real property as single-family residential lots that will be marketed and sold to home builders. We intend to concentrate our lending activities in the southeast and southwest sections of the United States, particularly in Texas, Colorado, and Arizona. We believe these areas continue to experience demand for new construction of single-family homes; however, the U.S. housing market has suffered declines in recent months, particularly in geographic areas that had experienced rapid growth, steep increases in property values and speculation. Additionally, we intend to concentrate our lending activities with national and regional homebuilders and developers who sell single-family residential home lots to such national and regional homebuilders. National and regional homebuilders are expected to reduce the number of new homes constructed in 2008 as compared to 2007. However, we expect to see continued healthy demand for our products as the supply of finished new homes and land is once again aligned with our market demand.
          Nationally, the number of new single-family residential homes sold has been declining, and average and median sales prices have been falling. The sales of new single-family residential homes in June 2008 were at a seasonally adjusted annual rate of 530,000 units, according to estimates released jointly by the U.S. Census Bureau and the Department of Housing and Urban Development. This is approximately 33.2% below the June 2007 estimate of 793,000 units and 52.7% below the December 2006 estimate of 1,120,000. According to the same sources, the average sales price of new houses sold in June 2008 was $298,600; the median sales price was $230,900. This is approximately 5.57% below the June 2007 average sales price of $316,200 and 2.93% above the December 2006 average sales price of $290,100. In addition, the median sales price is approximately 2.94% below and 1.74% below the June 2007 median sales price of $237,900 and the December 2006 median price of $235,000, respectively. The seasonally adjusted estimate of new houses for sale at the end of June 2008 was 426,000, which represents a supply of 10.0 months at the June 2008 sales rate. The seasonally adjusted estimate of new houses for sale at the end of June 2007 was 537,000, which represents a supply of 7.8 months at the June 2007 sales rate. We believe that this significant drop in the number of new houses for sale, year-over-year, by an estimated 111,000 units reflects the homebuilding industry’s extensive efforts to bring the new housing market back to equilibrium by continuing to reduce new housing starts and selling existing new home inventory. We further believe that housing inventories will continue to fall until they reach between 350,000 and 375,000 units in the first half of 2009, a point we believe will mark a tightened housing market.
          According to the same sources, new single-family residential home permits and starts have also declined nationally, as a result and in anticipation of a rising supply of new single-family residential homes and a declining demand for new single-family residential homes. Single-family homes authorized by building permits in June 2008 were at a rate of 613,000 units. This is 39.84% below and 47.3% below the June 2007 estimate of 1,019,000 units and the December 2006 estimate of 1,164,000, respectively. Single-family home starts for June 2008 were at a rate of 647,000 units. This is 43.8% below the June 2007 estimate of 1,151,000 units and 47.4% below the December 2006 estimate of 1,230,000.
          Housing markets generally remain difficult and generally are declining on a national basis with those declines and difficulties most pronounced in those markets that had experienced rapid growth, steep increases in property values and speculation, such as in California, Florida, Arizona and Nevada. However, a few markets, such as Texas, are continuing to remain fairly healthy, though weakened from 2007, compared to what has been occurring nationally. The table below illustrates the recent declines in home price appreciation nationally, as well as in California and Florida, while showing that Texas has not experienced such declines.
          10 Year Home Price Appreciation
          Source: Office of Federal Housing Enterprise Oversight
          As of June 30, 2008, substantially all of our loans, nearly 90% of our portfolio, were with respect to single-family residential development projects in Texas. Our Texas loans were in the markets of Austin, Houston, Dallas, San Antonio and Lubbock. Our remaining loans were made with respect to single-family residential development projects in Denver, Colorado (8.4% of our portfolio) and Kingman, Arizona (2%).
          While housing woes beleaguer the national economy, Texas housing markets have held up as some of the best in the country. We believe the Texas markets have remained fairly healthy due to continued strong population and job growth, economies, housing affordability ratios, and home building and development discipline on the part of home builders and developers operating in Texas markets.
          The National Association of Homebuilders estimates that the median new home prices for 2007 in the metropolitan areas of Austin, Houston, Dallas, San Antonio and Lubbock are $188,025, $204,895, $207,076, $160,764 and $97,199, respectively. These amounts are below the December 2007 national median sales price of new homes sold of $219,500. Using the Department of Housing and Urban Development’s estimated 2007 median family income for the respective metropolitan areas of Austin, Houston, Dallas, San Antonio and Lubbock, the median income earner in those areas has 1.32 times, 1.00 times, 1.08 times, 1.20 times and 1.80 times the income required to qualify for a mortgage to purchase the median priced new home in the respective metropolitan area. Using the U.S. Census Bureau’s income data to project estimated median income for the United States for 2007 of $59,000 and the December 2007 national median sales prices of new homes sold of $219,500, we conclude that the national median income earner has 0.97 times the income required to qualify for a mortgage loan to purchase the median priced new home in the United States. We further conclude that the aforementioned Texas metropolitan areas have new home housing affordability ratios that are 1.03 to 1.86 times the national new home housing affordability ratio. The above housing affordability is determined as the ratio of median family income to the income required to qualify for a 90 percent, 30-year fixed-rate mortgage to purchase the median-priced new home, assuming an annual mortgage insurance premium of 50 basis points for private mortgage insurance and a cost that includes estimated property taxes and insurance for the home.
          The Summer 2008 U.S. Market Risk Index, a study prepared by PMI Mortgage Insurance Co., the U.S. subsidiary of The PMI Group, Inc., which ranks the nation’s 50 largest metropolitan areas according to the likelihood that home prices will be lower in two years, reported that Texas cities lead the nation in home price stability. The San Francisco-based company recently analyzed housing price trends in 50 U.S. metropolitan areas for its quarterly report, released July 1, 2008. The index also considers the impact of foreclosure rates and excess housing supply and the consequential impact on home prices. The study predicts there is less than a 1% chance that the Dallas/Fort Worth-area, Houston-area, San Antonio-area and Austin-area home prices will fall during the next two years. All Texas metropolitan areas included in the report are in the Top 12 least likely areas to experience a decline in home prices in two years, of the nation’s 50 largest metropolitan areas. Fort Worth-Arlington, Texas is the nation’s least likely metropolitan area included in the study to see a price decline in the next two years, Dallas-Plano-Irving, Texas is second-least likely, Houston-Sugar Land-Baytown, Texas is fourth-least likely, San Antonio, Texas is fifth-least likely and Austin, Texas is twelfth-least likely.
          The United States Census Bureau reported in its 2007 Estimate of Population Change July 1, 2006 to July 1, 2007 that Texas led the country in population growth during that period. The estimate concluded that Texas grew by 496,751 people, or 2.12%, a number which was 1.6 times greater than the next closest state in terms of raw population growth, California, and more than 2.5 times the second closest state in terms of raw population growth, Georgia. The United States Census Bureau also reported that among the 10 counties that added the largest number of residents between July 1, 2006 and July 1, 2007, half were in Texas (Harris (Houston), Tarrant (Fort Worth), Bexar (San Antonio), Collin (North Dallas) and Travis (Austin)). On June 28, 2007, the United States Census Bureau reported that Texas’ five major cities — Austin, Houston, San Antonio, Dallas and Fort Worth — were among the top ten in the nation for population growth from 2005 to 2006. San Antonio was second in the nation with a population change of 33,084 from July 1, 2005 to July 1, 2006, Fort Worth was third in the nation with a population change of 30,201 during that period, Houston was fourth in the nation with a population change of 26,554 during that period, Austin was sixth in the nation with population change of 18,630 during that period, and Dallas was eighth in the nation with a population change of 16,676 during that period.
          The United States Department of Labor reports that as of June 2008, Texas led the nation with the largest job gains over the past twelve months with 245,000 new jobs created. This is over 6.9 times greater than the number of jobs created during this period in the nation’s second largest state for job growth, Washington, and more than 7.4 times the jobs created during this period in the nation’s third largest state for job growth, Louisiana. The United States Department of Labor reports that the largest over-the-year percentage increases in employment in the country’s large metropolitan areas were recorded in the four top metropolitan areas of Texas: Austin-Round Rock (+1.8%), Houston-Sugar Land-Baytown, (+2.1%), San Antonio (+2.0%), and Dallas-Fort Worth-Arlington, (+2.0%). The Texas metropolitan areas of Austin, Houston, Dallas, San Antonio and Lubbock experienced, during the last twelve months, the creation of 13,900, 54,100, 57,800, 16,700 and 1,900 new jobs, respectively.
          The Federal Reserve Bank Dallas has stated that although the Texas economy has weakened in the fourth quarter of 2007, the Texas economy “is still quite healthy and stronger than the national economy.”
          In sharp contrast to the conditions of other homebuilding markets in the country where unsold housing inventory remains a challenge, in Texas markets, new home sales are greater than new home starts, which indicates that home builders in Texas are focused on maintaining a balance of new home demand and new home supply. Home builders and developers in Texas have remained disciplined on new home construction and project development. New home starts have been declining year-on-year and are outpaced by new home sales in all of our Texas markets where such data is readily available. Inventories of finished new homes and total new housing (finished vacant, under construction and model homes) remain at healthy and balanced levels in all four major Texas markets, Austin, Dallas-Fort Worth, Houston and San Antonio. Each major Texas market is experiencing a rise of finished lot inventories as homebuilders continue to reduce the number of new home starts, with Houston, Austin and San Antonio reaching slightly elevated levels of 24 to 26 months. Though the number of finished lots has not changed much over the past two years, Dallas-Fort Worth has an estimated inventory of finished lots of approximately 46.8 months, which has been the result of a significant decline of new home starts.

          Austin continues to be one of the strongest homebuilding markets in the country. Annual new home sales in Austin outpace starts 13,192 versus 11,897, with annual new home sales declining year-on-year by approximately 16%. With the decline in housing starts, the Austin new homebuilding market has changed from an area with a very tight lot supply to a market that is now generally balanced. Finished housing inventory and total new housing inventory (finished vacant, under construction and model homes) remain at healthy and balanced levels of 2.4 months and 6.0 months, respectively. The considered equilibrium levels for finished housing inventory and total new housing inventory are a 2 to 2.5 month supply and a 6.0 month supply, respectively. Finished lot supplies have edged up to slightly elevated levels of 30.4 months. A 24-28 month supply is considered equilibrium for finished lot supplies. With the discipline evident in Austin markets, we would expect to see a decline in finished lot inventories in coming quarters as new projects have been significantly reduced. San Antonio is also a healthy homebuilding market. Annual new home sales in San Antonio outpace starts 13,562 versus 10,227, with annual new home sales declining year-on-year by approximately 20.7%. Finished housing inventory and total new housing inventory remain at very healthy levels with a 2.1 month supply and 5.5 month supply, respectively, each within or significantly below the considered equilibrium levels. Finished lot supplies have increased to 33.6 months. Houston is also a healthy homebuilding market. Annual new home sales in Houston outpace starts 37,323 versus 31,728, with annual new home sales declining year-on-year by approximately 19.1%. Finished housing inventory and total new housing inventory have been increasing to a 2.6 month supply and 6.6 month supply, respectively, each slightly above the considered equilibrium level. Finished lot supplies remain at slightly elevated levels of 28.0 months. All numbers are as publicly released by Residential Strategies, Inc. or Metrostudy, leading providers of primary and secondary market information.
          The Real Estate Center at Texas A&M University has reported that the sales of existing homes remain healthy in our Texas markets, as well, but the inventory levels are beginning to rise. The number of months of home inventory for sale in Austin, San Antonio, Houston, Dallas, Fort Worth and Lubbock is 6.1 months, 7.6 months, 6.9 months, 6.9 months, 6.1 months, and 5.6 months, respectively. A 6-month supply of inventory is considered a balanced market with more than 6 months of inventory generally being considered a buyer’s market and less than 6 months of inventory generally being considered a seller’s market. As of June 2008, the number of existing homes sold year-to-date in (a) Austin is 12,072, down 18.5% year-on-year; (b) San Antonio is 10,188, down 17% year-on-year; (c) Houston is 34,370, down 13.3% year-on-year, (d) Dallas is 25,291, down 16.2% year-on-year, (e) Fort Worth is 4,983, down 15.3% year-on-year, and (f) Lubbock is 1,767, down 1.6% year-on-year.
          The Office of Federal Housing Enterprise Oversight (“OFHEO”) reports that Texas had healthy existing home price appreciation between the first quarter of 2007 and the first quarter of 2008 of 4.69%. That same report provides that existing home price appreciation between the first quarter of 2007 and the first quarter of 2008 for (a) Austin is 7.74%, (b) San Antonio is 3.47%, (c) Houston is 4.38%, (d) Dallas is 3.76%, (e) Fort Worth is 2.59%, and (f) Lubbock is 4.56%. The OFHEO tracks average house price changes in repeat sales or refinancings of the same single-family properties utilizing conventional, conforming mortgage transactions.
          In managing and understanding the markets and submarkets in which we make loans, we monitor the fundamentals of supply and demand. We monitor the economic fundamentals in each of the markets in which we make loans, analyzing demographics, household formation, population growth, job growth, migration, immigration and housing affordability. We also monitor movements in home prices and the presence of market disruption activity, such as investor or speculator activity that can create false demand and an oversupply of homes in a market. Further, we study new home starts, new home closings, finished home inventories, finished lot inventories, existing home sales, existing home prices, foreclosures, absorption, prices with respect to new and existing home sales, finished lots and land, and the presence of sales incentives, discounts, or both, in a market.
          The residential homebuilding industry is cyclical and is highly sensitive to changes in general economic conditions, such as levels of employment, consumer confidence and income, availability of financing for acquisition, construction and permanent mortgages, interest rate levels and demand for housing. Sales of new homes are also affected by the condition of the resale market for used homes, including foreclosed homes. Housing demand is, in general, adversely affected by increases in interest rates, housing costs and unemployment, by decreases in the availability of mortgage financing, and by a decrease in consumer confidence, which can occur for numerous reasons including increases in energy costs, interest rates, housing costs and unemployment.
          We face a risk of loss resulting from deterioration in the value of the land purchased by the developer with the proceeds of loans from us, a diminution of the site improvement and similar reimbursements used to repay loans made by us, and a decrease in the sales price of the single-family residential lots developed with the proceeds of loans from us. Deterioration in the value of the land, a diminution of the site improvement and similar reimbursements, and a decrease in the sales price of the residential lots can occur in cases where the developer pays too much for the land to be developed, the developer is unable or unwilling to develop the land in accordance with the assumptions required to generate sufficient income to repay the loans made by us, or is unable to sell the residential lots to homebuilders at a price that allows the developer to generate sufficient income to repay the loans made by us. Our general partner actively monitors the markets and submarkets in which we make loans, including mortgage markets, homebuilding economies, the supply and demand for homes, finished lots and land and housing affordability to mitigate such risks. Our general partner also actively manages our loan portfolio in the context of events occurring with respect to the loan and in the market and submarket in which we made the loan. We anticipate that there may be defaults on development loans made by us and that we will take action with respect to such defaults at any such time that we determine it prudent to do so, including such time as we determine it prudent to maintain and protect the value of the collateral securing such loans, and, that we may originate another development loan to another developer with respect to the same project to maintain and protect the value of the collateral securing our initial loan.
          We face a risk of loss resulting from adverse changes in interest rates. Changes in interest rates may impact both demand for our real estate finance products and the rate of interest on the loans we make. In most instances, the loans we make will be junior in the right of repayment to senior lenders, who will provide loans representing 70% to 80% of total project costs. As senior lender interest rates available to our borrowers increase, demand for our mortgage loans may decrease, and vice versa.
          Developers to whom we make mortgage loans use the proceeds of such loans to develop raw real estate into residential home lots. The developers obtain the money to repay these development loans by selling the residential home lots to home builders or individuals who will build single-family residences on the lots, receiving qualifying site improvement reimbursements, and by obtaining replacement financing from other lenders. If interest rates increase, the demand for single-family residences may decrease. Also, if mortgage financing underwriting criteria become more strict, demand for single-family residences may decrease. In such an interest rate and/or mortgage financing climate, developers may be unable to generate sufficient income from the resale of single-family residential lots to repay loans from us, and developers’ costs of funds obtained from lenders in addition to us may increase, as well. If credit markets deteriorate, developers may not be able to obtain replacement financing from other lenders. Accordingly, increases in single-family mortgage interest rates, decreases in the availability of mortgage financing, or decreases in the availability of replacement financing could increase the number of defaults on development loans made by us.
          Our general partner is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate and interest rates generally, that it reasonably anticipates to have a material impact on either the income to be derived from our investments in mortgage loans, or entities that make mortgage loans, other than those referred to in our Annual Report on Form 10-K. The recent disruption of mortgage markets, in combination with a significant amount of negative national press discussing chaos in mortgage markets and the poor condition of the national housing industry, including declining home prices, have made potential new home purchasers and real estate lenders very cautious. We anticipate that this may result in a slowing of the sales of finished lots developed by our clients in certain markets; however, we believe that the prices of those lots should not change materially. We also anticipate that the decrease in the availability of replacement financing may increase the number of defaults on development loans made by us or extend the time period anticipated for the repayment of our loan.
     Off-Balance Sheet Arrangements
          In October 2006, we entered into the UDF III Guarantee, effective as of September 1, 2006, for the benefit of United Mortgage Trust, and entered into the UDF III Credit Enhancement Fee Agreement related to the UDF III Guarantee. Pursuant to the UDF III Guarantee, we guarantied the repayment of an amount up to $30 million with respect to that certain Second Amended and Restated Secured Line of Credit Promissory Note between United Mortgage Trust and UDF I. In exchange for that guaranty, and pursuant to the UDF III Credit Enhancement Fee Agreement, UDF I pays UDF III each month in arrears an amount equal to 0.25% of the maximum liability amount, which is included in our commitment fee income. In April 2008, UDF I negotiated the release of the UDF III Guarantee. This limited guaranty was terminated and our contingent repayment obligation relieved effective January 1, 2008.
      Contractual Obligations
     As of June 30, 2008, we had funded 38 loans, including 12 loans that have been repaid by the respective borrower in full, totaling approximately $236 million. We have approximately $58 million of commitments to be funded under the terms of mortgage notes receivable, including $43 million of mortgage notes receivable — related party. As of December 31, 2007, we had funded 32 loans, including five loans that have been repaid by the respective borrower in full, totaling approximately $132 million. As of December 31, 2007, we had approximately $75.7 million of commitments to be funded under the terms of mortgage notes receivable, including $65.8 million of mortgage notes receivable — related party.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.
          Market risk is the exposure to loss resulting from adverse changes in market prices, interest rates, foreign currency exchange rates, commodity prices and equity prices. A significant market risk to which we are exposed is interest rate risk, which is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control. Changes in interest rates may impact both demand for our real estate finance products and the rate of interest on the loans we make. Another significant market risk is the market price of finished lots. The market price of finished lots is driven by the demand for new single-family homes and the supply of unsold homes and finished lots in a market. The change in one or both of these factors can have a material impact on the cash realized by our borrowers and resulting collectibility of our loans and interest.
          Demand for our mortgage loans and the amount of interest we collect with respect to such loans depends on the ability of borrowers of real estate development loans to sell single-family lots developed with the proceeds of the loans to homebuilders.
          The single-family lot and residential homebuilding market is highly sensitive to changes in interest rate levels. As interest rates available to borrowers increase, demand for mortgage loans decreases, and vice versa. Housing demand is also adversely affected by increases in housing prices and unemployment and by decreases in the availability of mortgage financing. In addition, from time to time, there are various proposals for changes in the federal income tax laws, some of which would remove or limit the deduction for home mortgage interest. If effective mortgage interest rates increase and/or the ability or willingness of prospective buyers to purchase new homes is adversely affected, the demand for new homes may also be negatively affected. As a consequence, demand for and the performance of our real estate finance products may also be adversely impacted.
          As of June 30, 2008, our mortgage notes receivable and mortgage notes receivable — related party of approximately $112.2 million and $44.1 million, respectively, were all at fixed interest rates, and thus, such mortgage notes receivable are not subject to change in future earnings, fair values or cash flows. As of December 31, 2007, our mortgage notes receivable and mortgage notes receivable — related party of approximately $76.9 million and $23.2 million, respectively, were all at fixed interest rates, and thus, such mortgage notes receivable are not subject to changes in future earnings, fair values or cash flows.
          We seek to mitigate our single-family lot and residential homebuilding market risk by closely monitoring economic, project market, and homebuilding fundamentals. We review a variety of data and forecast sources, including public reports of homebuilders, mortgage originators and real estate finance companies; financial statements of developers; project appraisals; proprietary reports on primary and secondary housing market data, including land, finished lot, and new home inventory and prices and concessions, if any; and information provided by government agencies, the Federal Reserve Bank, the National Association of Home Builders, the National Association of Realtors, public and private universities, corporate debt rating agencies, and institutional investment banks regarding the homebuilding industry and the prices of and supply and demand for single-family residential homes.
          In addition, we further seek to mitigate our single-family lot and residential homebuilding market risk by assigning an asset manager to each mortgage note. This asset manager is responsible for monitoring the progress and performance of the borrower and the project as well as assessing the status of the marketplace and value of our collateral securing repayment of our mortgage loan.
          See the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Form 10-Q for further discussion regarding our exposure to market risks.
Item 4T. Controls and Procedures.
     Evaluation of Disclosure Controls and Procedures
          As required by Rule 13a-15(b) and Rule 15d-15(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the management of Land Development, our general partner, including its principal executive officer and principal financial officer, evaluated, as of June 30, 2008, the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e) and Rule 15d-15(e). Based on that evaluation, the principal executive officer and the principal financial officer of our general partner concluded that our disclosure controls and procedures, as of June 30, 2008, were effective for the purpose of ensuring that information required to be disclosed by us in this report is recorded, processed, summarized and reported within the time periods specified by the rules and forms of the Exchange Act and is accumulated and communicated to management, including the principal executive officer and the principal financial officer of our general partner, as appropriate to allow timely decisions regarding required disclosures.

          We believe, however, that a controls system, no matter how well designed and operated, can only provide reasonable assurance, and not absolute assurance, that the objectives of the controls system are met, and an evaluation of controls can provide only reasonable assurance, and not absolute assurance, that all control issues and instances of fraud or error, if any, within a partnership have been detected.
     Changes in Internal Control over Financial Reporting
          There have been no changes in our internal controls over financial reporting that occurred during the six months ended June 30, 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION
Item 1. Legal Proceedings.
          We are not a party to, and none of our assets are subject to, any material pending legal proceedings.
Item 1A. Risk Factors.
          There have been no material changes from the risk factors set forth in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.
     Use of Proceeds from Registered Securities
          We did not have any unregistered sales of securities during the six months ended June 30, 2008. On May 15, 2006, our Registration Statement on Form S-11 (Registration No. 333-127891), covering a public offering of up to 12,500,000 units of limited partnership interest at a price of $20 per unit, was declared effective under the Securities Act of 1933, as amended. The Registration Statement also covers up to 5,000,000 units of limited partnership interest to be issued pursuant to our DRIP for $20 per unit. The aggregate offering price for the units is $350 million. We reserve the right to reallocate the units of limited partnership interest we are offering between the primary offering and our DRIP.
          The units are being offered by select members of the Financial Industry Regulatory Authority on a “best efforts” basis, which means the selling group members will only be required to use their best efforts to sell the units and have no firm commitment or obligation to purchase any of the units. We admit, and intend to continue to admit, new investors at least monthly.
          As of June 30, 2008, we had issued an aggregate of 9,916,821 units of limited partnership interest in the Offering, consisting of 9,771,561 units that have been issued to our limited partners pursuant to our primary offering in exchange for gross proceeds of approximately $195.4 million (approximately $172.0 million, net of costs associated with the Offering) and 198,144 units of limited partnership interest issued to limited partners in accordance with our DRIP in exchange for gross proceeds of approximately $4.0 million, minus 52,884 units of limited partnership interest that have been repurchased pursuant to our unit redemption program for approximately $1.1 million. The net offering proceeds to us, after deducting approximately $23.4 million of offering costs, are approximately $172.0 million. Of the offering costs, approximately $6.7 million was paid to our general partner or affiliates of our general partner for organization and offering expenses and $16.7 million was paid to non-affiliates for selling commissions and other offering fees. As of June 30, 2008, we had funded 38 loans, including 12 loans that have been repaid by the respective borrower in full, totaling approximately $236 million. We have approximately $58 million of commitments to be funded under the terms of mortgage notes receivable, including $43 million of mortgage notes receivable — related party. We paid our general partner approximately $5.2 million for acquisition and origination fee expenses associated with the mortgage notes receivable.
      Unit Redemption Program
          Our general partner has adopted a unit redemption program for our investors. The purchase price for the redeemed units is set forth in the prospectus for the Offering, as supplemented. Our general partner reserves the right in its sole discretion at any time and from time to time to (1) waive the one-year holding period in the event of the death or bankruptcy of a limited partner or other exigent circumstances, (2) reject any request for redemption, (3) change the purchase price for redemptions, or (4) terminate, suspend and/or reestablish our unit redemption program. Under the terms of the program, we will not redeem in excess of 5% of the weighted average number of units outstanding during the twelve-month period immediately prior to the date of redemption. Our general partner will determine from time to time whether we have sufficient excess cash from operations to repurchase units. Generally, the cash available for redemption will be limited to 1% of the operating cash flow from the previous fiscal year, plus any net proceeds from our distribution reinvestment plan. The following table sets forth information relating to units of limited partnership interest that have been repurchased during the quarter ended June 30, 2008:

				Maximum number of
			Total number of units of	units of limited
	Total number of units	Average price paid	limited partnership	partnership
	of limited	per unit of limited	interest repurchased as	interest that may
	partnership interest	partnership	part of publicly	yet be purchased
2008	repurchased	interest	announced plan	under the plan
April	38,125	$19.97	38,125	(1)
May	2,922	$19.19	2,922	(1)
June	4,574	$18.46	4,574	(1)

	45,621	$19.77	45,621	(1)

(1)	A description of the maximum number of units of limited partnership interest that may be purchased under our redemption program is included in the narrative preceding this table.
Item 5. Other Information.
          None.
Item 6. Exhibits.
          The exhibits filed in response to Item 601 of Regulation S-K are listed on the Index to Exhibits attached hereto.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

United Development Funding III, L.P.
	By:	UMTH Land Development, L.P.
Its General Partner

Dated: August 14, 2008	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer, and President and Chief Executive Officer of UMT Services, Inc., sole general partner of UMTH Land Development, L.P. (Principal Executive Officer)

	By:	/s/ Cara D. Obert
Cara D. Obert
Chief Financial Officer (Principal Financial Officer)

Index to Exhibits

Exhibit Number	Description

3.1	Second Amended and Restated Agreement of Limited Partnership of Registrant (previously filed in and incorporated by reference to Exhibit B to prospectus dated May 15, 2006, filed pursuant to Rule 424(b)(3) on May 18, 2006)

3.2	Certificate of Limited Partnership of Registrant (previously filed in and incorporated by reference to Registrant’s Registration Statement on Form S-11, Commission File No. 333-127891, filed on August 26, 2005)

3.3	First Amendment to Second Amended and Restated Agreement of Limited Partnership of Registrant (previously filed in and incorporated by reference to Exhibit B to Supplement No. 6 to prospectus dated May 15, 2006, contained within Post-Effective Amendment No. 3 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-127891, filed on April 29, 2008)

4.1	Subscription Agreement (previously filed in and incorporated by reference to Exhibit C to Supplement No. 6 to prospectus dated May 15, 2006, contained within Post-Effective Amendment No. 3 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-127891, filed on April 29, 2008)

31.1	Rule 13a-14(a)/15d-14(a) Certification of Principal Executive Officer (filed herewith)

31.2	Rule 13a-14(a)/15d-14(a) Certification of Principal Financial Officer (filed herewith)

32.1*	Section 1350 Certifications (furnished herewith)

*	In accordance with Item 601(b)(32) of Regulation S-K, this Exhibit is not deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. Such certifications will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.